AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998
                                                Registration No.  333-
                                                                     --------
     ==========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                    -------------
                                      FORM SB-2
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                    -------------

                             AMERICAN ELECTROMEDICS CORP.
                    (Name of Small Business Issuer in Its Charter)

                                    -------------

             DELAWARE                  3845                04-2608713
      (State Or Jurisdiction     (Primary Standard      (I.R.S. Employer
         of Incorporation            Industrial        Identification No.)
         or Organization)         Classification
                                   Code Number)

                                    -------------

                              13 COLUMBIA DRIVE, SUITE 5
                            AMHERST, NEW HAMPSHIRE  03031
                                    (603) 880-6300
             (Address and Telephone Number of Principal Executive Offices
                           and Principal Place of Business)

                                    -------------

                                 MICHAEL T. PIENIAZEK
                        PRESIDENT AND CHIEF FINANCIAL OFFICER
                              13 COLUMBIA DRIVE, SUITE 5
                            AMHERST, NEW HAMPSHIRE  03031
                                    (603) 880-6300
              (Name, Address and Telephone Number of Agent For Service)

                                    -------------

                                      Copies to:
                                 BRUCE A. RICH, ESQ.
                               THELEN REID & PRIEST LLP
                                 40 WEST 57TH STREET
                              NEW YORK, NEW YORK  10019
                                    (212) 603-2000

                                    -------------

                   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
      from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                           ---------------

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
     ==========================================================================
                                         PROPOSED      PROPOSED
                                          MAXIMUM      MAXIMUM
         TITLE OF EACH        AMOUNT     OFFERING     AGGREGATE     AMOUNT OF
      CLASS OF SECURITIES      TO BE     PRICE PER     OFFERING    REGISTRATION
        TO BE REGISTERED    REGISTERED    UNIT(1)      PRICE(1)       FEE(4)
     --------------------------------------------------------------------------
     Common Stock,           3,153,556     $3.31    $10,438,270.36  $3,079.29
       $.10 par value         shares
     --------------------------------------------------------------------------
     Common Stock,            723,335       3.31       2,394,238       706.30
       $.10 par value(2)      shares
     --------------------------------------------------------------------------
     Common Stock,           1,380,000      3.31       4,567,800     1,347.50
       $.10 par value(3)      shares
     --------------------------------------------------------------------------
     Common Stock,            50,000        4.80         240,000        70.80
       $.10 par               shares
       value(3)(4)
     --------------------------------------------------------------------------
     Common Stock,            13,333        7.50          99,997.50     29.50
        $.10 par value(3)     shares
     --------------------------------------------------------------------------
     Warrants                 50,000         .10           5,000        --
     --------------------------------------------------------------------------
     Total                                    --              --    $5,233.39
     ===========================================================================
     (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the bid and asked prices on the OTC Bulletin Board on July 8, 1998.
     (2) Includes a presently indeterminate number of shares issued or issuable upon conversion of or otherwise in respect of Registrant's Series A Convertible Preferred Stock. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the Preferred Stock will be convertible.
     (3) In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).
     (4) Represents shares of Common Stock underlying the 50,000 warrants being registered hereby.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     ===========================================================================

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                    PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)
                                 DATED JULY 10, 1998

                           5,320,224 SHARES OF COMMON STOCK
                                   ($.10 PAR VALUE)

                        50,000 COMMON STOCK PURCHASE WARRANTS

                             AMERICAN ELECTROMEDICS CORP.


             All of the shares (the "Shares") of Common Stock, par value $.10 per share ("Common Stock") of American Electromedics Corp., a Delaware corporation (the "Company"), and all of the Company's Common Stock Purchase Warrants (the "Warrants"), offered hereby are being offered for resale by certain stockholders and warrant holders of the Company (collectively the "Selling Stockholders") as described more fully herein.

             The shares of Common Stock offered hereby by the Selling Stockholders consist of (A) 3,153,556 shares presently issued and outstanding, (B) 1,443,333 shares issuable upon exercise of presently exercisable warrants and options and (C) 723, 335 shares issuable upon conversion of Series A Preferred Stock. The number of shares issuable upon conversion of the Series A Preferred Stock is subject to adjustment and could be materially more than the amount presented herein depending on the future market price of the Common Stock. See "RISK FACTORS -- MARKET RISKS" and "SELLING STOCKHOLDERS."

             Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price per share of $4.80, subject to customary anti-dilution adjustments. Each Warrant may be exercised until 5:00 p.m., New York time, on May 5, 2001.

             The Selling Stockholders will sell the Shares and Warrants from time to time through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares and Warrants in the over-the-counter market or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any agents, broker-dealers or underwriters who participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock or Warrants purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. See "PLAN OF DISTRIBUTION."

             The Company will not receive any proceeds from the sale of the Shares or Warrants offered hereby. The Company will receive proceeds of $1,822,000 upon the exercise of all the warrants and options of which the underlying shares of Common Stock are included herein. The Company has agreed to bear all expenses of registration of the Shares and Warrants, excluding the selling and brokerage expenses of the Selling Stockholders.

             The Company's Common Stock is traded on the over-the-counter market on the OTC Electronic Bulletin Board under the symbol AMER. On July 8, 1998, the closing bid and asked prices were $3.25 and $3.38 per share of Common Stock. There is no market for the Warrants and it is not anticipated that any public market will develop for the Warrants. See "MARKET PRICE INFORMATION."

                                    -------------

          AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" ON PAGES 9 THROUGH 15 HEREOF.

                                    -------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

                    The date of this Prospectus is July  . , 1998

                                AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at its offices at Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, IL 60661; or Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including the Company. The Common Stock of the Company is quoted on the OTC Electronic Bulletin Board.

             This Prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares and Warrants offered hereby.

                                  PROSPECTUS SUMMARY

             The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Investors should carefully consider the information set forth in "Risk Factors." Certain of the information contained in this summary and elsewhere in this Prospectus, including information with regard to the Company's strategy for expanding operations and market share and related financing requirements are forward looking statements. For a discussion of important factors that could affect such matters, see "Risk Factors."

             In November 1996, the Company effected a one-for-five reverse split of its Common Stock. All share and per share information in this Prospectus is on a post-split basis.


                                     THE COMPANY

             The Company is principally engaged in the manufacture and sale of medical equipment. The focus of the Company's business has shifted in the past year with the two acquisitions described below. Today, the largest segment of the business is the marketing of intraoral dental camera systems and related dental equipment. The Company's intraoral camera systems display close-up high quality color video or digital images of dental patients' teeth and gums. These images help dentists and other dental care workers in displaying dental health and hygiene problems. Using these systems, treatment plans, discussions and on-going patient information are enhanced so patients can better see, understand and accept treatment recommendations. The Company also manufactures and sells the Tympanometer(R), a medical diagnostic instrument which, by applying a combination of air pressure and sound to the ear drum, identifies diseases and disorders of the middle ear which are not revealed by standard hearing tests. In addition, the Company is in the process of developing a needle-free drug injection system which it expects to begin marketing by the end of calendar 1998.

             The Company was incorporated under the laws of the State of Delaware on January 28, 1977. The Company's executive offices are located at 13 Columbia Drive, Suite 5, Amherst, New Hampshire 03031, and its telephone number is (603) 880-6300.


          RECENT DEVELOPMENTS
          -------------------

                                     ACQUISITIONS

             Acquisition of Rosch GmbH Medizintechnik and interest in Meditronic Medizinelektronik GmbH. On January 11, 1996, the Company acquired a 50% interest in Rosch GmbH Medizintechnik, a German corporation ("Rosch GmbH"). Rosch GmbH is a marketing and distribution company based in Berlin, Germany specializing in the distribution of products in Europe.

             On December 18, 1997, the Company closed on the purchase of the remaining 50% of the outstanding capital stock of Rosch GmbH paying $50,000 plus 105,000 shares of Common Stock, pursuant to a Stock Purchase Option Agreement, dated November 1, 1997. On that day the Company simultaneously acquired 45% of the outstanding shares of a second German company, Meditronic Medizinelektronik GmbH ("Meditronic GmbH"), for $150,000 plus 105,000 shares of the company's Common Stock, pursuant to a Stock Purchase Option Agreement, dated November 1, 1997. Meditronic GmbH is a development and manufacturing company, specializing in the manufacture of medical camera systems. Substantially all of Meditronic GmbH's sales are to Rosch GmbH.

             Acquisition of Dynamic Dental Systems, Inc. On May 5, 1998, the Company acquired Dynamic Dental Systems, Inc., a Delaware corporation ("DDS"), in exchange for 750,000 shares of the Company's Common Stock and $225,000, pursuant to an Agreement and Plan of Merger, dated as of April 30, 1998, by and among the Company, DDS Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, DDS, and the sole stockholders of DDS (the "DDS Merger"). DDS is based in Gainesville, Georgia and is a distributor of digital operator hardware, cosmetic imaging software, intraoral dental camera systems and digital x-ray equipment.

             Acquisition of Equidyne Systems, Inc. On May 12, 1998, the Company acquired Equidyne Systems, Inc., a California corporation ("ESI"), in exchange for 600,000 shares of the Company's Common Stock, pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998, among the Company, ESI Acquisition Corporation, a California corporation and a wholly-owned subsidiary of the Company, and ESI (the "ESI Merger"). ESI is based in San Diego,

          California. It is engaged in the development of the INJEX(TM) needle-free drug injection system, which is designed to eliminate the risks of contaminated needle stick accidents and the resulting cross contamination of hepatitis, HIV and other diseases. ESI holds two U.S. patents for its features of the injection system and has received U.S. Food and Drug Administration ("FDA") 510(k) clearance to market the system in the United States. ESI anticipates commencing the marketing of the system in late calendar 1998. Initially, ESI plans to market and distribute its products through licensing and joint development agreements with drug companies and manufacturers of injectible pharmaceuticals in the United States.

             These acquisitions are part of management's strategic plan to expand the scope of the medical products to be offered by the Company. The Company is considering future growth through acquisitions of companies or business segments in related lines of business or other lines of business, as well as through expansion of the existing line of business. There is no assurance that management will find suitable acquisitions candidates or effect the necessary financial arrangements for such acquisitions or that such acquisitions will be successful.

                              OTHER RECENT DEVELOPMENTS

             The Viola(TM) Intraoral Camera System. In 1997, the Company was granted the exclusive right to market and sell the Viola(TM) intraoral camera system in North America, South America and Australia. The Viola(TM) intraoral camera is manufactured by Meditronic GmbH in Germany.

             In 1997, Rosch GmbH began selling and distributing the Viola(TM) intraoral camera in markets outside North America, South America and Australia. In September 1997, the Company received U.S. FDA clearance to sell this system, and in November 1997, the Company began a marketing program to introduce the system in the United States. To date, United States marketing efforts have proven unsuccessful and the Company has largely discontinued its United States distribution of the Viola(TM) system in favor of the camera systems that DDS had previously been marketing in the United States.

             Conversion of Debentures. As of November 3, 1997, the Company issued an aggregate of 720,000 shares of its Common Stock upon the conversion of $720,000 principal amount of its 14% Convertible Subordinated Debentures due October 31, 1999 (the "Debentures"). This represented the entire issue of Debentures. The Company had reduced the conversion price of the Debentures to $1.00 per share from $3.75 per share, effective October 17, 1997 through October 27, 1997, in connection with October 1997 amendments to arrangements with its primary bank pursuant to a Forbearance and Workout Agreement and its efforts to obtain additional equity capital.

             Private Placement of Common Stock. As of November 26, 1997, the Company closed a private placement (the "Common Stock Private Placement") of 1,050,000 shares of Common Stock, at a price of $1.00 per share, or an aggregate purchase price of $1,050,000 to a group of "accredited investors," as such term is defined in Regulation D under the Securities Act. The Company used $375,000 of the placement proceeds to repay portions of its bank indebtedness, and used the balance of the proceeds for working capital, including increasing its ownership interest in Rosch GmbH.

             Private Placement of Preferred Stock. On May 5, 1998, the Company closed the placement of 1,000 shares of the Series A Preferred Stock to one purchaser (the "Purchaser") at a purchase price of $1,000 per share or an aggregate purchase price of $1 million, pursuant to a Securities Purchase Agreement, dated as of May 5, 1998 (the "Purchase Agreement"), among the Company, West End Capital LLC ("West End") and the Purchaser. The Purchase Agreement also provided that the Purchaser would purchase a second tranche of 1,000 shares of Series A Preferred Stock for $1 million upon the Company acquiring DDS on or prior to May 15, 1998, and a third tranche of 1,000 shares of Series A Preferred Stock for $1 million upon the Company acquiring ESI on or prior to May 25, 1998. As part of its entry into the Purchase Agreement, the Company entered into a Registration Rights Agreement (the "Registration Agreement") and a Warrant Agreement. Concurrently with the closing for the first tranche of Series A Preferred Stock, the Company issued to West End the 50,000 Warrants being registered hereby. The Company also granted options for the purchase of 30,000 shares of Common Stock to a finder, exercisable at $4.40 per share for three years.

              The Registration Agreement requires the Company to file a registration statement (the "Registration Statement") under the Securities Act for the Warrants and shares of Common Stock underlying the Series A Preferred Stock and the Warrants.

             On May 8, 1998, following the DDS Merger, the Company closed the second tranche of the Series A Preferred Stock. On May 13, following the ESI Merger, the Company closed the third tranche of the Series A Preferred Stock. The three placements of Series A Preferred Stock with the Purchaser and the sale of the Warrants to West End are collectively referred to herein as the "Preferred Stock Private Placement." The net proceeds from the sale of the 3,000 shares of Series A Preferred Stock was $2,665,000 (after placement fees and other related costs), of which $225,000 was used as the cash portion of the purchase price for the DDS Merger, $600,000 was used to repay the outstanding indebtedness to Citizens Bank New Hampshire, and the balance will be used for possible future acquisitions and working capital.

             The Series A Preferred Stock is immediately convertible into shares of Common Stock at a conversion rate equal to $1,000 divided by the lower of (i) $4.00 or (ii) 75% of the average closing bid price for the Common Stock for the five trading days immediately preceding the conversion date. The Company may force conversion of all (and not less than all) of the outstanding shares of Series A Preferred Stock at any time after the first anniversary of the effective date of the Registration Statement. There is no minimum conversion price. Should the bid price of the Common Stock fall substantially prior to conversion, the holders of the Series A Preferred Stock could obtain a significant portion of the Common Stock upon conversion, to the detriment of the then holders of the Common Stock.

             The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued and unpaid dividends. The Company was to pay an annual dividend equal to 5% of the liquidation preference, which may be paid at the election of the Company in cash or shares of its Common Stock. The dividend rate was increased to 12% on June 5, 1998 due to the Company's failure to file the Registration Statement covering the Common Stock underlying the Series A Preferred Stock within 30 days of the initial closing. If the Registration Statement is not declared effective within 120 days of the initial closing such rate will increase to 18% until the effective date of the Registration Statement.

             The Company may redeem up to $1 million face amount of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preference if the closing bid price of the Company's Common Stock is below $2.75 per share for five consecutive trading days.

             The Company may redeem an additional $1 million face amount of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preferences if the closing bid price of the Company's Common Stock is below $2.50 per share for five consecutive dates.

             Retention of Liviakis Financial Communications, Inc. as Financial Consultant. Effective as of March 15, 1998, the Company retained Liviakis Financial Communications, Inc. ("LFC") as a financial consultant for a term of one year for a fee of 1,000,000 shares of the Company's Common Stock, valued at $1.00 per share, the fair market value, and warrants for an additional 1,000,000 shares of Common Stock exercisable at $1.00 per share for four years. LFC would receive a finder's fee equal to 2.5% of the gross funding of any debt or equity placement and 2% of the gross consideration on any acquisition for which LFC acts as a finder for the Company.


                                     THE OFFERING

          SECURITIES OFFERED  . . . . . .    An aggregate of 5,320,224
                                             shares of Common Stock and
                                             50,000 Warrants may be offered
                                             from time to time by the
                                             Selling Stockholders.  See
                                             "SELLING STOCKHOLDERS."

          COMMON STOCK OUTSTANDING  . . .    7,038,136 shares as of
                                             June 30, 1998.

          RISK FACTORS  . . . . . . . . .    An investment in the Common
                                             Stock and Warrants involves a
                                             high degree of risk, including
                                             recent financial losses, a
                                             highly competitive industry,
                                             regulatory compliance,
                                             changing healthcare policies
                                             both domestically and abroad,
                                             and technological changes.
                                             See "RISK FACTORS"

          USE OF PROCEEDS . . . . . . . .    None of the proceeds of the
                                             sale of the Common Stock or
                                             Warrants registered hereunder
                                             will accrue to the Company.
                                             The Company will receive gross
                                             proceeds of $1,822,000 if all
                                             of the warrants and options of
                                             which the underlying shares of
                                             Common Stock are included
                                             herein are exercised which the
                                             Company would use for general
                                             corporate purposes.  See "USE
                                             OF PROCEEDS."

          OTC ELECTRONIC BULLETIN
             BOARD SYMBOL . . . . . . . .    "AMER"


                                     RISK FACTORS

             See "RISK FACTORS" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.

                     SUMMARY FINANCIAL AND OPERATING INFORMATION

             The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All numbers are in thousands, except for share and per share amounts.

                           -------------------------------------------------
                                               YEAR ENDED
        --------------------------------------------------------------------
        SUMMARY OF          7/31/97   7/27/96   7/29/95    7/30/94   7/31/93
         OPERATIONS
        ---------------------------------------------------------------------
        Net sales            $2,309    $3,337     $2,443    $1,965    $2,358
        ---------------------------------------------------------------------
        Income (loss)
         before
         provision for
         income taxes
         and
         extraordinary
         items                (926)       467        184        61       203
        ---------------------------------------------------------------------
        Net income (loss)     (926)       442        172        57       399
        ---------------------------------------------------------------------
        Earnings (loss)
         per common
         share:
          Basic               (.37)       .18        .08       .03       .25
          Diluted             (.37)       .18        .08       .03       .25
        ----------------------------------------------------------------------
        Weighted average
          common shares  2,510,296  2,493,854  2,238,483  1,833,666  1,594,651
        ----------------------------------------------------------------------

                                                     -------------------
                                                         NINE MONTHS
                                                            ENDED
        ----------------------------------------------------------------
                                                      4/30/98   4/26/97
        SUMMARY OF OPERATIONS
        ----------------------------------------------------------------
        Net sales                                    $5,095    $1,486
        ----------------------------------------------------------------
        Loss before provision for income
         taxes and extraordinary items                 (745)     (926)
        ----------------------------------------------------------------
        Loss                                           (747)     (926)
        ----------------------------------------------------------------
        Loss per common share:
          Basic                                        (.19)     (.37)
          Diluted                                      (.19)     (.37)
        ----------------------------------------------------------------
        Weighted average common shares            4,002,804  2,495,232
        ----------------------------------------------------------------





        ---------------------------------------------------------------------
                                  AS OF    AS OF     AS OF    AS OF    AS OF
           FINANCIAL POSITION    7/31/97  7/27/96   7/29/95  7/30/94  7/31/93
        ---------------------------------------------------------------------
        Total assets              $3,060    $2,771   $1,513     $899   $1,023
        ---------------------------------------------------------------------
        Working capital            1,060       906      915      485      402
        ---------------------------------------------------------------------
        Long-term debt             1,100        94        0        4        0
        ---------------------------------------------------------------------
        Stockholders' equity       1,168     1,948    1,196      771      704
        ---------------------------------------------------------------------

                       --------------------------------------
                                                    AS OF
                         FINANCIAL POSITION        4/30/98
                       --------------------------------------
                       Total assets                $6,363
                       --------------------------------------
                       Working capital              2,916
                       --------------------------------------
                       Long-term debt               1,118
                       --------------------------------------
                       Stockholders' equity         3,401
                       --------------------------------------

                                     RISK FACTORS

               An investment in the Common Stock and Warrants involves a high degree of risk and, therefore, should be considered extremely speculative. They should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Prospective investors should consider carefully among other risk factors, the risk factors and other special considerations relating to the Company and this offering set forth below. The discussion in this Prospectus contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, beliefs, expectations and intentions. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include the following risk factors, as well as factors discussed elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.

          FINANCIAL RISKS

               Recent Losses. The Company had a net loss of $926,000, or $.37 per share, for the fiscal year ended July 31, 1997 compared to a net income of $442,000, or $.18 per share, for the comparable period in fiscal 1996. The Company had a net loss for the nine months period ended April 30, 1998 of $747,000, or $.19 per share, compared to a net loss of $926,000, or $.37 per share, for the same period in the prior year. The loss in fiscal 1997 was attributable primarily to decreases in sales from Germany, initially because of regulatory delays, which became less of a factor in the second quarter of 1997, and subsequently because of changes in the reimbursement policy for the Company's products in Germany. The net loss in the first nine months of fiscal year 1998 was attributable to a transition in the third quarter from utilizing a major distributor for the sales of its dental cameras in Europe to direct sales, to lower gross margins on the sales of the cameras compared to gross margins on the sale of other products, and to higher interest costs. The increase in sales in the first nine months of fiscal 1998 was attributable to accounting for sales of Rosch GmbH on a consolidated basis as well as sales of new intraoral dental camera systems. There can be no assurance that the Company will realize increased sales of the camera systems through selling on a direct basis or will be able to increase the gross margins, or will be successful in marketing ESI's INJEX(TM) needle-free drug injection system.

          BUSINESS AND REGULATORY RISKS

               Expansion Through Undetermined Acquisitions. The Company intends to expand its product lines and domestic and international markets, in part, through acquisitions. The Company's ability to expand successfully through acquisitions will depend upon the availability of suitable acquisition candidates at prices acceptable to the Company, the Company's ability to consummate such transactions and the availability of equity and/or debt financing on terms acceptable to the Company, which could be dilutive to stockholders. There can be no assurance that the Company will be successful in completing acquisitions. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. These acquisitions may not be subject to approval or review by the Company's stockholders. Certain of the Company's future acquisitions may also give rise to an obligation by the Company to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on the Company. In addition, integrating acquired businesses may result in a loss of customers or product lines of the acquired businesses and also require significant management attention and may place significant demands on the Company's operations, information systems and financial resources. The failure effectively to integrate acquired businesses with the Company's operations could adversely affect the Company. In addition, the Company competes for acquisition opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable acquisition opportunities will be identified, that any such transactions can be consummated, or that, if acquired, such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

               Government Regulations. Government regulation in the United States and certain foreign countries is a significant factor in the Company's business. In the United States, the Company's products and its manufacturing practices are subject to regulation by the FDA pursuant to the Federal Food, Drug and Cosmetic Act ("FDC Act"), and by other state regulatory agencies. Under the FDC Act, medical devices, including those under development by the Company, such as its needle-free injection system, must receive FDA clearance before they may be sold, or be exempted from the need to obtain such clearance or approval. The FDA regulatory process may delay the marketing of new systems or devices for significant periods of time and impose substantial additional costs. Moreover, FDA marketing clearance regulations depend heavily on administrative interpretation, and there can be no assurance that interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. There can be no assurance that the Company will be able to obtain clearance of any future Company products or any expanded uses of current or future Company products in a timely manner or at all. In addition, even if obtained, FDA clearances are subject to ongoing review, and if the FDA believes the Company is not in compliance with applicable requirements, it can institute proceedings to detain or seize the Company's products, require a recall, suspend production, distribution, marketing and sales, enjoin future violations and assess civil and criminal penalties against the Company, its directors, officers or employees. The FDA may also suspend or withdraw market approval for the Company's products or require the Company to repair, replace or refund the cost of any product manufactured or distributed by the Company.

               FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP") regulations, which include validation testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is subject to periodic inspections by the FDA. The Company will need 510(k) approval for any new medical products which it develops. Compliance with these requirements requires the Company to expend time, resources and effort in the areas of production and quality control for itself and for its contract manufacturers. Moreover, there can be no assurance that required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future.

               Although the Company believes that its products and procedures are in material compliance with all relevant FDA requirements, the failure to obtain the required regulatory clearances or to comply with applicable regulations would have a material adverse effect on the Company.

               Sales of medical devices outside the United States that are manufactured within the United States are subject to United States export requirements, and all medical devices sold abroad are subject to applicable foreign regulatory requirements. Legal restrictions on the sale of imported medical devices vary from country to country. The requirements for obtaining approval by foreign countries may differ substantially from those required for FDA approval. There can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries.

               Competition; Risk of Technological Obsolescence. The manufacture and distribution of medical and dental devices is intensely competitive. The Company competes with numerous other companies, including several major manufacturers and distributors. With respect to the intraoral camera market, the Company has at least five major competitors in the video market. The digital equipment market is less mature, but the Company anticipates growing competition in this market as well. There has been some recent consolidation among the Company's major competitors in the audiometric business, which has resulted in some price erosion for those products.

               The Company's current competition for injection systems is primarily from traditional hypodermic needles and syringes which are used for the vast majority of injections administered today. In order to make needles and syringes easier and safer to use, certain companies have developed syringes with hidden needles, spring-powered needle injectors and injectors with sheathed needles, sometimes referred to as safety syringes. In addition to competing with these types of traditional hypodermic needles and syringes, the Company's needle-free injection systems also compete with other needle-free injection devices. Currently, competition in the needle-free injection market is generally limited to other small companies with modest financial and other resources, but the barriers to entry are currently low and additional competitors may enter the needle-free injection systems market, including companies with substantially greater resources and experience than the Company. Further, as discussed herein, the Company's major competitor in the needle-free injection business formed a joint venture with the largest producer of needles and syringes for purposes of manufacturing a new design of disposable needle-free system. See "BUSINESS - Needle-Free Drug Delivery System." There can be no assurance that the Company will be able to compete effectively against current or future competitors in the needle-free injection market. Competition in this market could also force the Company to reduce the prices of its systems below currently planned levels, thereby adversely affecting the Company's revenues and future profitability.

               Injection is generally used only with drugs for which other drug delivery methods are not possible, in particular with biopharmaceutical proteins (drugs derived from living organisms, such as insulin and human growth hormone) that cannot currently be delivered orally, transdermally (through the skin) or pulmonarily (through the lungs). Many companies, both large and small are engaged in research and development efforts on novel techniques aimed at delivering such drugs without injection. For example, Pfizer, Inc. recently announced successful human trials of a device to inhale insulin and is competing with several other large companies to develop such a device. The successful development and commercial introduction of such a non-injection technique would likely have a material adverse effect on the Company's business, financial condition, results of operations and general prospects.

               Most of the Company's competitors in all segments of its business have greater financial and other resources than the Company. Consequently, such entities may begin to develop, manufacture, market and distribute medical devices which are substantially similar or superior to the Company's products.

               Dependence on Proprietary Technology Rights and Lack of Patent Protection. The Company's success will depend in part on its ability to protect proprietary rights and to operate without infringing on the proprietary right of third parties. The Company holds no patents, except for those held in connection with its needle-free injection system for which it holds two United States patents and has applied for 9 foreign patents. In appropriate circumstances, the Company may in the future apply for patent protection for uses, processes, products and systems that it develops. There can be no assurance that any of the Company's current or future patent applications will result in issued patents, that the scope of any current or future patents will prevent competitors from introducing competitive products or that any of the Company's current or future patents would be held valid or enforceable if challenged. Patenting medical devices involves complex legal and factual questions and there is no consistent policy regarding the breadth of claims pertaining to such technologies; the ultimate scope and validity of patents issued to the Company or to its competitors are thus unknown. Further, although the Company is unaware of any infringement by its products, no infringement studies have been conducted. In addition, there can be no assurance that measures taken by the Company to protect its unpatented proprietary rights will be sufficient to protect these rights against third parties. Likewise, there can be no assurance that others will not independently develop or otherwise acquire unpatented technologies or products similar or superior to those of the Company.

               There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and the Company may in the future be required to defend its intellectual property rights against infringement, duplication and discovery by third parties or to defend itself against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by consultants or under research or development agreements with pharmaceutical companies, or with respect to the ownership of technology developed by employees who were previously employed by other companies. Any such disputes or related litigation could result in substantial costs to, and a diversion of effort by, the Company. An adverse determination could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or require the Company to develop appropriate alternative technology. There can be no assurance that any such licenses would be available on acceptable terms or at all, or that the Company could develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

               Risks Associated with Third-Party Reimbursement of End Users. Sales of the Company's current and proposed products in certain markets are dependent in part on the availability of adequate reimbursement from third-party healthcare payors. Currently, insurance companies and other third-party payors reimburse the cost of dental x-ray equipment and [certain audiometric testing], certain insurers reimburse the cost of some dental camera work and the cost of needle-free injectors are subject to reimbursement on a case-by-case basis. Such companies may refuse reimbursement if they do not perceive benefits to the use of the Company's equipment in a particular case. Third-party payors are increasingly challenging the pricing of medical products and services, and there can be no assurance that such third-party payors will not in the future increasingly reject claims for coverage. In addition, there can be no assurance that adequate levels of reimbursement will be available to enable the Company to achieve or maintain market acceptance of its products or maintain price levels sufficient to realize profitable operations. Furthermore, there is a possibility of increased government control or influence over a broad range of healthcare expenditures in the future. Any such trend could negatively impact the market for the Company's products.

               The Company is also subject to the reimbursement policies of private and governmental healthcare payors in foreign countries with respect to its international sales. In this regard, recent changes in the reimbursement policy for the Company's audiometric products in Germany have negatively impacted the Company's earnings. See "RISK FACTORS - Financial Risks."

               New Products and Technological Change. The Company is in the "high tech" end of the health care industry. This industry has been historically marked by very rapid technological change and frequent introductions of new products. Accordingly, the Company's future growth and profitability depend in part on its ability to continue to respond to technological changes and successfully develop and market new products that achieve significant market acceptance. There is no assurance that the Company will be able to do so.

               Products Liability Exposure. The malfunction or misuse of the medical devices sold by the Company may result in potential injury to physicians' patients, thereby subjecting the Company to possible liability. Although the Company's insurance coverage is $4,000,000 per occurrence and $5,000,000 in the aggregate with a deductible of $5,000, which amounts and deductibles are customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability. Further, as the result of either adverse claim experience or of medical device or insurance industry trends, the Company may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all. In addition, there can be no assurance that insurance will adequately cover any product liability claim against the Company. A successful product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the Company's business, financial condition and operations.

               Dependence on Key Personnel. The success of the Company is highly dependent on its ability to attract and retain highly qualified personnel, including Thomas A. Slamecka, Chairman of the Board, and Michael T. Pieniazek, President, Chief Financial Officer and Secretary, and the principal officers of the operating subsidiaries. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining key personnel in the future. Any failure to do so could adversely affect the Company. The Company does not carry any "key-man" insurance on the life of any officer of the Company.

          ADDITIONAL BUSINESS RISK FACTORS RELATING
          TO NEEDLE-FREE INJECTION BUSINESS

               Uncertainty of Market Acceptance. The success of the Company's needle-free injector system will depend upon increasing market acceptance of the system as an alternative to needle injections. Needle-free injection systems of other companies have had only limited success competing with traditional needles and syringes. The Company believes this largely because of the size, cost and complexity of use of the systems that have been previously marketed. The Company's improvements in the functionality and design may not adequately address the actual or perceived complexity of using needle-free injection systems or adequately reduce the cost. There can be no assurance that the Company will be successful in these efforts or that its needle-free injection systems will ever gain sufficient market acceptance to sustain profitable operations.

               Dependence on Collaborative Relationships. The Company believes that the introduction and acceptance of its system depends in part upon the success of its efforts at obtaining licensing arrangements with pharmaceutical and medical device companies covering the development, manufacture or use of the system with specific parenteral drug therapies. The Company anticipates that under these arrangements the pharmaceutical or medical device company will assist in the development of systems for such drug therapies and collect or sponsor the collection of the appropriate data for submission for regulatory approval of the use of the system with the licensed drug therapy. The pharmaceutical or medical device company also will be responsible for distribution and marketing of the systems for these drug therapies either worldwide or in specific territories. There can be no assurance that the Company will be successful in executing agreements with pharmaceutical or medical device companies or that such agreements if entered into will result in the sale of the Company's needle-free injection systems. As a result of such agreements, the Company would be dependent upon the development, data collection and marketing efforts of such pharmaceutical and medical device companies. The amount and timing of resources such pharmaceutical and medical device companies would devote to these efforts are not within the control of the Company, and such pharmaceutical and medical device companies could make material decisions regarding these efforts that could adversely impact the introduction and level of sales of any drug covered by such licensing arrangements, including competition within the pharmaceutical and medical device industries, the timing of FDA or other approvals and intellectual property litigation which would negatively affect the Company's sales of its systems for those uses.

               Limited Manufacturing Experience. To date, the Company's manufacturing experience with its needle-free injection system has involved only the assembly of products in limited quantities for purposes of testing and demonstrations. The Company's planned commercialization necessitates the development of a manufacturing and assembly process capable of producing an adequate number of systems and components to satisfy commercial demand. These systems must be manufactured in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining quality and acceptable manufacturing costs. In the course of developing its manufacturing and production methods, the Company may encounter difficulties, including problems involving yields, quality control and assurance, product reliability, manufacturing costs, new equipment, component supplies and shortages of personnel, any of which could result in significant delays in production. There can be no assurance that the Company will be able to produce and manufacture successfully the Company's needle-free injection systems.

               Dependence on Third Party Suppliers for Production of Components. The Company has not yet chosen the companies that it will use as its suppliers for the component parts of its needle-free injection system. Further, once it does, regulatory requirements applicable to medical device manufacturing can make substitution of suppliers costly and time-consuming. There can be no assurance that the Company will come to agreement with suppliers capable of delivering adequate quantities of components within a reasonable period of time, on acceptable terms or at all. The unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of components could have a material adverse effect on the Company's ability to manufacture and market its products.

          MARKET RISKS

               Securities Market Volatility. There have been periods of extreme volatility in the stock markets, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. The Company's Common Stock is not actively traded, and the bid and asked prices for its Common Stock have fluctuated significantly. In the past two fiscal years and the eleven-month period ended June 30, 1998, the Common Stock traded from a high of $9.06 to a low of $0.66, after giving effect to a one-for-five reverse stock split in November 1996. See "MARKET PRICE INFORMATION." General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or the Company in the future could adversely affect the price of the Common Stock.

               All of the Shares and Warrants registered for sale on behalf of the Selling Stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. The Company has filed the Registration Statement of which this Prospectus is a part to register these restricted Shares and Warrants for sale into the public market by the Selling Stockholders, thereby creating a market overhang which could depress the market price during the period the Registration Statement remains effective and also could affect the Company's ability to raise equity capital. Any outstanding Shares or Warrants not sold by the Selling Stockholders pursuant to this Prospectus will remain as "restricted shares" in the hands of the holder.

               Lack of Dividends. The Company has never declared any cash dividends on its Common Stock, and if the Company were to become profitable, it would expect that all of such earnings would be retained to support the business of the Company. Accordingly, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

               Shares Eligible for Future Sale. At June 30, 1998, the Company had an aggregate of 2,939,633 shares of Common Stock reserved for the exercise of options and warrants. The Series A Preferred Stock is convertible into shares of Common Stock at a conversion rate equal to $1,000 per Series A share divided by the lower of (i) $4.00 or (ii) 75% of the average closing bid price for the Common Stock for the free trading days immediately preceding the conversion date. Since there is no minimum conversion price, a reduction on the bid price could require the Company to issue a significant amount of Common Stock upon conversion of the Series A Preferred Stock. The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital when needed through the sale of its equity securities.

               Risks Relating to Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. Depending upon the market price of the Company's Common Stock, the Company's net tangible assets and revenues, the Common Stock may become subject to Rule 15g-9 under the Exchange Act. This Rule (the "Penny Stock Rule") imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell any of the Company's securities in the secondary market.

               The SEC regulations define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

               There can be no assurance that the Company's Common Stock will qualify for exemption from the penny stock restrictions. In any event, even if the Company's Common Stock were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

               If the Company's Common Stock were subject to the rules on penny stocks, the market liquidity for the Company's Common Stock could be materially adversely affected. Investors should check the then current market prices before making an investment decision with respect to the securities of the Company. The current market price of the Common Stock reflects a one-for-five reverse stock split of the Company's outstanding Common Stock, effective November 8, 1996. See "MARKET PRICE INFORMATION."

               Antitakeover Effect of Certain Charter Provisions. Certain provisions of the Company's Certificate of Incorporation and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. The Board of Directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.


                               USE OF PROCEEDS

               The Company will not receive any of the proceeds from the sale of the Shares or Warrants by the Selling Stockholders. The Company will receive gross proceeds of $1,822,000 if all the warrants and options of which underlying shares of Common Stock included herein are exercised. The Company will use such proceeds for general working capital purposes, including possible acquisitions.

               The Company will bear the expenses of the registration of the Shares and Warrants. The Company estimates that these expenses will be approximately $70,000.


                                   DIVIDEND POLICY

               The Company has never paid any cash dividends on its Common Stock and its Board of Directors has no present intention of declaring any cash dividends in the foreseeable future. If the Company were to become profitable in the future, it expects that all earnings would be retained to support the business of the Company.


                               MARKET FOR THE COMPANY'S
                     COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          PRINCIPAL MARKET AND MARKET PRICES
          ----------------------------------

               The Common Stock of the Company is traded in the over-the-counter market on the OTC Electronic Bulletin Board under the symbol AMER. The following table sets forth for the indicated periods the high and low bid prices of the Common Stock for the two fiscal years ended July 31, 1997 and the eleven months ended June 30, 1998, and gives effect to a one-for-five reverse stock split effective as of November 8, 1996. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

         -----------------------------------------------------------------
                            FISCAL YEAR     FISCAL YEAR     FISCAL YEAR
                              ENDING           ENDED           ENDED
           FISCAL PERIOD      7/31/98         7/31/97         7/27/96
         -----------------------------------------------------------------
                           High     Low     High    Low    High    Low
         -----------------------------------------------------------------
           First Quarter  $1.88    $1.00   $5.16   $3.13  $3.75   $2.66
         -----------------------------------------------------------------
          Second Quarter   1.50      .66    4.38    1.88   4.06    2.34
         -----------------------------------------------------------------
           Third Quarter   4.94      .88    3.75    1.38   3.44    2.66
         -----------------------------------------------------------------
          Fourth Quarter   4.81*    3.19*   1.63     .84   9.06    4.22
         -----------------------------------------------------------------

          *  Through June 30, 1998.


          APPROXIMATE NUMBER OF HOLDERS OF COMPANY'S COMMON STOCK
          -------------------------------------------------------

               As of June 30, 1998, there were approximately 205 stockholders of record of the Company's Common Stock. The Company believes that a substantial amount of the shares are held in nominee name for beneficial owners.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS

               The discussion in this Prospectus contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, beliefs, expectations and intentions. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include the those discussed under Risk Factors, as well as factors discussed elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.

          COMPARISON OF NINE MONTH PERIODS ENDED
          APRIL 30, 1998 AND APRIL 26, 1997

               Net sales for the nine month period ended April 30, 1998 were $5,095,000 compared to $1,486,000 for the nine month period ended April 26, 1997. The increase in sales in fiscal 1998 was attributable to accounting for sales of Rosch GmbH on a consolidated basis as well as sales of the new intraoral dental camera system. Sales of the dental camera system commenced in the second quarter of fiscal 1997. During the third quarter of fiscal 1998, Rosch GmbH began a transition from utilizing a major distributor for the sale of its dental cameras in Europe to direct sales. Management believes that selling the cameras on a direct basis should result in increased sales and profits commencing in early fiscal 1999. This transitioning though resulted in decreased sales in the third quarter of fiscal 1998 when compared with sales for the second quarter of fiscal 1998.

               Cost of sales for the nine month period ended April 30, 1998 was 58.5% compared to 56.6% of net sales during the same period in the prior year. The increase in cost as a percentage of sales can be attributed to the product mix which included sales of Rosch GmbH on a consolidated basis. As the Company's sales mix becomes more significantly related to dental camera products, and as costs of sales for dental camera products is greater than for other product lines, as expected, costs of sales as a percentage increased.

               Selling, general and administrative ("SGA") expenses for the nine month period ended April 30, 1998 were $2,637,000 compared to $1,100,000 for the comparable prior year period. The increase reflects increased corporate activity, as well as accounting for the selling, general and administrative expenses of Rosch GmbH on a consolidated basis. The Company expects that the higher level of marketing and selling expenses will continue for the balance of fiscal 1998, when compared to the prior year, as the Company seeks to promote its new dental camera product line. The increased corporate activity relates to management time and related expenses in connection with preliminary acquisition discussions conducted during the third quarter of fiscal 1998. These discussions resulted in the two acquisitions closed early in the fourth quarter of fiscal 1998. The Company expects to continue incurring expenses related to acquisition discussions as its current strategy is to grow through acquisitions. Additionally, as a result of the Company's entering into a consulting agreement with LFC, the Company will incur additional SGA expense related to the ratable amortization of the fair value of the services performed at a rate of $250,000 per quarter over a one-year period ending March 15, 1999.

               Net loss for the nine month period ended April 30, 1998 was $747,000, or $.19 per share, compared to a net loss of $926,000, or $.37 per share, for the same period in the prior fiscal year. The increase in net loss is the result of decreased sales, as described above, and the per share amounts were also affected by increases during fiscal 1998 in the number of outstanding shares upon which such calculation was based.

          COMPARISON OF FISCAL YEARS ENDED
          JULY 31, 1997 AND JULY 27, 1996

               Net sales were $2,309,000 for the fiscal year ended July 31, 1997 ("Fiscal 1997") compared to $3,337,000 during fiscal year ended July 27, 1996 ("Fiscal 1996"). The $1,028,000 decrease in sales result primarily from a substantial decline in sales in Germany, which had constituted the Company's major international market, initially because of temporary regulatory delays. The Company's products intended to be sold in Germany are required to be manufactured under an approved quality system, i.e., ISO 9000. The Company received ISO 9000 certification at the end of the second fiscal quarter of 1997 and resumed shipments into Germany and, therefore, as of July 31, 1997, any temporary regulatory delays relating to ISO 9000 issues were no longer a factor.
          Sales continued to be affected, however, by a change in medical reimbursement in Germany whereby separate reimbursement was terminated for audiometric tests performed with the Company's products.

               The temporary regulatory delays related to ISO 9000 certification and the change in medical reimbursement in Germany both came into effect at approximately the same time, late in the fourth quarter of fiscal 1996. Sales to Germany decreased by $900,000 in fiscal 1997 as a result of these factors. Inasmuch as both factors impacted upon sales at the same time, it is not possible to quantify their impact separately.

               Net loss for Fiscal 1997 was $926,000, or $.37 per share, compared to a net income of $442,000, or $.18 per share, for Fiscal 1996. The overall decrease in profits in Fiscal 1997 was primarily the result of the above-mentioned decline in sales in addition to increased debt service costs. The conversion of the Debentures mentioned below should reduce future annual debt service costs by approximately $100,000.

               Cost of sales, as a percentage of net sales, for Fiscal 1997 was 56.8% versus 49.5% for Fiscal 1996. The increase in cost as a percentage of sales can be attributed to the product mix and unfavorable overhead variances as a result of decreased manufacturing levels in response to the general domestic industry-wide slowdown and the previously mentioned decline in sales in Germany.

               SG&A expenses increased and research and development (R&D) expense decreased in Fiscal 1997 over Fiscal 1996. The Company attributes the $355,000 increase in SG&A expenses to increased marketing and promotional activity. General and administrative expenses increased by $145,000 as a result of corporate development expense and the retention of senior level executives. These costs are more fixed in nature. Selling expenses increased by $210,000 as a result of the market introduction of the new QuikTymp(TM) Tympanometer line of products in December 1996. These selling expenses were high as a result of heavy promotion at the front end of the product introduction period and should become more variable over time. The increase in other income/expense in 1997 when compared to 1996 primarily related to $100,000 of additional interest expense as a result of new convertible debentures and other bank debt as well as write-off of purchased technology from BioFlo Systems together with $125,000 associated with the legal proceeding involving the
          former president of the Company.   The Company decreased R&D
          expenditures in Fiscal 1997 to $85,000 compared to $215,000 in Fiscal 1996 when the Company redesigned its line of tympanometers.

          LIQUIDITY AND CAPITAL RESOURCES

               Working capital of the Company at April 30, 1998 was $2,916,000, compared to $1,060,000 at fiscal year ended July 31, 1997. The $1,856,000 increase in working capital primarily reflects the accounting for Rosch GmbH on a consolidated basis. As mentioned in Note 3 of the Notes to the Unaudited Condensed Financial Statements in this Prospectus, the Company applied $150,000 to repay portions of its bank indebtedness and $200,000 as the cash portion of the purchase price of its acquisition of Rosch GmbH and investment in Meditronic. Further, the November 1997 conversion of the Debentures should reduce the annual interest expense going forward by approximately $100,000 a year. The principal components of the increase in working capital were inventory and accounts receivable as the result of accounting for Rosch GmbH on a consolidated basis.

               Subsequent to April 30, 1998, the Company received
          $2,665,000 in net proceeds from the placement of the Series A Preferred Stock. It used $225,000 of such proceeds for the cash portion of the DDS Merger and $600,000 to repay the outstanding bank indebtedness.

               The Company expects that available cash should be sufficient to meet its normal operating requirements, including research and development expenditures, for the next 12 months, subject to needs of further cash for possible future acquisitions. The Company would seek additional capital through equity and/or debt placements or secured financings; however, no assurance can be given that such financing arrangements would be successfully completed and, if so, on terms not dilutive to existing stockholders.

               The Company is considering future growth through acquisitions of companies or business segments in related lines of business or other lines of business, as well as through expansion of existing lines of business. There is no assurance that management will find suitable acquisition candidates or effect the necessary financial arrangements for such acquisitions. In May 1998, the Company acquired DDS and ESI. The Company, through DDS, is marketing intraoral dental cameras in the United States and expects to commence marketing the ESI INJEX(TM) needle-free injection system at the end of calendar 1998. It anticipates spending approximately $1 million for developing, manufacturing capabilities and marketing of this injection system.

          YEAR 2000

               The Company has completed an assessment of Year 2000 issues with respect to its computer systems. The Company believes that the Year 2000 issue will not pose significant operational problems for its computer systems in that all required modifications and conversions to comply with Year 2000 requirements should be fully completed by the third quarter of 1999. In the opinion of management, the total cost of addressing the Year 2000 issue will not have a material impact on the Company's financial position or results of operations.


                                       BUSINESS

               The Company is engaged in developing, manufacturing and selling the following three categories of healthcare products:
          (i) intraoral dental cameras and related products, (ii) diagnostic audiometric medical devices and (iii) needle-free drug delivery systems.

          INTRAORAL DENTAL CAMERAS AND
          ----------------------------
          RELATED PRODUCTS
          ----------------

               The largest segment of the Company's business today is the sale of intraoral dental camera systems and related dental products. Intraoral cameras display close-up high quality color video or digital images of dental patients' teeth and gums.
          These images help dentists and other dental care workers in displaying dental health and hygiene problems. Using these systems, treatment plans, discussions and on-going patient information are enhanced so patients can better see, understand and accept treatment recommendations. Through DDS and Rosch GmbH, the Company markets two kinds of camera systems, the ViperCam(TM) and the Viola(TM).

               In 1997, the Company began selling and distributing the Viola(TM) camera system, manufactured in Germany by Meditronic GmbH, in markets outside North America, South America and Australia. In September 1997, the Company received FDA clearance to sell this system. In November 1997, the Company began a marketing program to introduce the system in the United States. Due to differences in the U.S. and German markets, the Company has had only limited success in marketing the Viola(TM) in the U.S. In particular, unlike the German and other European markets, where the majority of dental offices contain a single or small number of operatories (rooms where patients receive dental care), the majority of U.S. dental offices contain multiple operatories. The Viola(TM) intraoral camera system, as currently designed, is generally not as cost effective for offices containing multiple operatories as systems designed for such uses such as the ViperCam(TM). The Company has now significantly reduced its marketing of the Viola(TM) in the U.S. in favor of the ViperCam(TM).

               In the United States, the Company focuses its efforts on selling intraoral cameras as part of a complete digital operatory system, including cameras, dental and cosmetic imaging software, and related hardware and equipment. The Company also offers digital x-ray equipment that can be combined with its camera system.

               Digital operatory hardware and software allow the dentist and his/her assistants to capture and store the pictures taken by the intraoral camera on their computer system. Once digitized, these images are stored in a database for that specific patient and can be recalled for viewing and comparison. The basic system allows dentists to store over 45,000 individual images on their system as compared to four images on most intraoral camera systems. The dentist can enhance the picture, giving the patients a better view of their teeth and helps the patient accept the recommended treatment plan. Images can also be transferred to other dentists via the video conferencing module or on the Internet. The system also integrates with most practice management software packages, allowing the dentist to save time by not having to reenter the patient's name in each program.

               Cosmetic imaging software takes a digitized image of a patients smile and gives the dentist the ability to make changes to the smile. This allows the patient to see what their smile would look like if they accept the treatment proposed by the dentist. Cosmetic dentistry is the fastest growing part of a dental practice, and is also the most profitable to the dentist. Cosmetic imaging software allows the dentist to enhance this part of their practice and attract new patients.

               Digital x-ray is a new method of obtaining traditional dental x-rays. Instead of x-ray film being placed in the patient's mouth, exposed to radiation, then developed in a solution in a dark room, this system does it digitally. A small computer sensor, the size of the film, is placed in the mouth and exposed, using a 90% reduction in radiation. The image is instantly displayed on a computer screen and sent via computer into a data base containing the patient's file. The x-ray image can be enhanced and enlarged and measurements taken giving both the dentist and the patient more information. As with the other software sold by the Company, the image can be viewed and sent via video conferencing or on the Internet.

               Through DDS, the Company acquired a non-exclusive distribution agreement with Integra Medical to distribute Integra Medical's intraoral camera model # IMI-AC4 and certain related ViperSoft software packages throughout the United States.
          Through DDS, the Company also possesses a distribution agreement with the Sony Business and Professional Group, a division of Sony Electronic, Inc., for the distribution of printers, monitors and digital cameras. The Company also purchases and distribute various other products relating to digital operatory system without formal distribution agreements. These include computers, computer accessories and workstation cards.

          DIAGNOSTIC AUDIOMETRIC MEDICAL DEVICES
          --------------------------------------

               Prior to the recent acquisitions of DDS and ESI, the Company's business was based primarily on the development, manufacture and sale of Tympanometers(R). The Company expects Tympanometers(R) to continue to be a significant portion of its business.

               The name Tympanometer(R) is a registered trademark of the Company. The Tympanometer(R), an automatic impedance audiometer, is a medical diagnostic instrument which, by applying a combination of air pressure and sound to the ear drum, identifies diseases and disorders of the middle ear which are not revealed by standard hearing tests. In September 1995, the Company introduced the Race Car(TM) Tympanometer, which is directed for use in screening pre-school children for hearing disorders. In December 1996, the Company began selling the QuikTymp(TM) Tympanometer, a version of the Race Car Tympanometer that can test for middle ear disease in adults and children.

               The Company also manufactures and sells audiometers which use sound at descending decibel levels to screen for hearing loss. Production and sales of the Pilot(TM) Audiometer began in August 1994.

               In the Fall of 1995, the Company decided to increase its presence in the European market. Efforts were made to identify opportunities which would result in greater market penetration for its product line as well as increased exposure to potential manufacturing partners or joint ventures. This was accomplished in part by the Company's purchase of Rosch GmbH and its equity investment in Meditronic GmbH.

               The impedance audiometer is used to perform a series of diagnostic tests of the hearing process. The instrument tests the response of the middle ear muscle to sound stimulus, the functioning of the nerve endings which transmit the hearing message to the brain, and the functioning of the middle ear to determine the presence of any disease. The test of the middle ear to detect disease is called "tympanometry." Tympanometry detects middle ear diseases regardless of whether such diseases result in a hearing loss. Certain types of middle ear diseases may not initially cause hearing loss and, consequently, cannot be discovered or diagnosed in their early stages by standard hearing tests. By the time those diseases cause discernible hearing loss, the damage to the ear may be extensive and often irreparable. Early detection through the use of tympanometry permits treatment which, in many cases, can reverse or ameliorate the effects of the disease.

               The Company recognized that tympanometry had applications beyond the use of the ear specialists and could be used in the recognition and diagnosis of ear disorders by other practitioners if an instrument was developed which was fully automated and produced results which were easily interpreted. Consequently, in 1977, the Company introduced a Company-designed impedance audiometer called the Tympanometer(R). The Tympanometer(R) has a rubber tipped probe which is placed against the ear canal for a three second procedure that applies sound and air pressure to the ear drum and produces a graphic (hard copy) representation of the middle ear function. Family practitioners, pediatricians and allergists confront, on a daily basis, problems affecting the middle ear. The principal method of determining the nature of the middle ear problem is through a visual impression obtained with the assistance of a hand-held instrument that is placed in the patient's ear. The graphic result provided by the Tympanometer(R) eliminates the uncertainties which may result from visual examination. The person administering the Tympanometer(R) test, who may be a physician, school nurse or other health care professional, can determine from the graph whether the ear condition is caused by an infection, a perforation of the ear drum, a retraction of the ear drum or other pathological condition, and can treat the condition or refer the patient to the appropriate specialist.

               The Company manufactures and sells four different models of Tympanometers(R).

               In August 1994, the Company completed the design process and began production of an audiometer which facilitates the testing for hearing loss in very young children. The Pilot(TM) Audiometer performs "select picture" and puretone audiometry and is particularly useful in screening young children for hearing loss because it is as simple as identifying pictures. A test board with twelve easily identifiable pictures is displayed within reach of the child, who is outfitted with a headset connected to an audiometer. The child is then asked, through the headset, to identify ten pictures presented at eight descending decibel levels. Select picture audiometry is a technique developed by the Mayo Clinic in the 1960s and has been used by audiologists for decades. Using new digital voice chip technology, the Company has automated the procedure so that it can be used simply and efficiently in a primary care or screening environment. Since its introduction, the Pilot(TM) Audiometer has continued to receive favorable response from the market.

               In fiscal 1996, the Company introduced the Race Car Tympanometer(R) to the marketplace. The Race Car Tympanometer(R) is designed to test for middle ear disease in young children using up-dated graphics for visual distraction of the child during testing.

               In fiscal 1997, the Company presented the new Quik Tymp(TM) Tympanometer line at the Health Industry Distributors Association
          (HIDA) Meeting. The Quik Tymp(TM) Tympanometer tests for middle ear disease in children and adults. This easy to use unit features the Company's "Little Car" visual distraction for testing children and the traditional graph display for adults. The Quik Tymp(TM) can include the option of a built-in pure tone audiometer. Marketing had commenced in December 1996.

          NEEDLE-FREE DRUG DELIVERY SYSTEMS
          ---------------------------------

               Through ESI, the Company is in the business of developing, manufacturing and marketing its INJEX(TM) needle-free injector system (the "INJEX(TM) System"), a hand-held, spring-powered device that injects drugs from a needle-free syringe through the skin as a narrow, high pressure stream of liquid. The name INJEX(TM) is a registered trademark of ESI. The INJEX(TM) System eliminates the need to pierce skin with a sharp needle and manipulate a plunger with the needle inserted through the skin, thus eliminating the risk of potentially contaminated needle stick incidents and the resulting blood-borne pathogen transmission. The INJEX(TM) System is smaller, easier to use, less expensive and more comfortable than previous needle-free injection systems marketed by ESI's competitors, and the Company believes that the key to widespread market acceptance of the INJEX(TM) System will depend on its ability to compete on the basis of such criteria.

               A first generation INJEX(TM) System was tested and received 510(k) market clearance from the FDA in August 1995. The first generation system was not commercially marketed. Since then, certain improvements have been made to the System and the Company expects to begin marketing a second generation system by the end of this calendar year. The Company does not believe the modifications or enhancements made to the system for the current version require a new FDA 510(k) submission.

               The INJEX(TM) System consists of three components: (i) a pen sized reusable jet injector, (ii) a reset box which acts as a carrying case and resets the spring for the jet injector and
          (iii) a plastic, sterile, disposable ampule which contains the medication fluid. In addition, ESI has designed and will produce disposable transfer adapters to be used as a channelling device between drug bottles and ampules for ampules that are delivered empty but sterile.

               The INJEX(TM) System is currently designed to deliver variable doses of fluid medication from .02 ml to .5 ml. The ampules can be pre-filled by the medication manufacturer for resale through pharmacies or delivered sterilized and empty to be filled by patients or providers of care using ESI's transfer adapter to transfer fluid from a standard medication vial.

               ESI's core technology can be used for many different drug delivery regimens and allows for needle-free injection into the subcutaneous tissue. There are many uses for this product including the physician's office, hospital and clinic environments, self administered injections by people with diabetes, allergies or human growth disorders and vaccine inoculations such as for polio, tetanus, rabies or flu. The INJEX(TM) System may also have applications in the dental and veterinary markets.

          PRODUCT DEVELOPMENT
          -------------------

               The Company is committed to fund the developing, manufacturing capabilities and marketing necessary to bring the INJEX needle-free injection system to market by the end of calendar year 1998. The Company anticipates that approximately $1 million may be required for this purpose.

               In the fields of audiometrics, the Company is continually engaged in product development. As mentioned above, the Quik Tymp(TM) Tympanometer was introduced in fiscal 1997. The Company is currently exploring new product opportunities both in audiometrics and also in other lines. In fiscal 1997, the Company expended $85,000 for research and development with respect to its audiometric products. It expects to continue to incur research and development costs in fiscal 1998 depending upon the success of the development activities and available funds.

               The Company has not presently committed any significant funds for research and development with respect to the intraoral camera equipment it markets.

          GOVERNMENT REGULATION
          ---------------------

               Government regulation in the United States and certain foreign countries is a significant factor in the Company's business. In the United States, the Company's products and its manufacturing practices are subject to regulation by the FDA pursuant to the Federal Food, Drug and Cosmetic Act ("FDC Act"), and by other state regulatory agencies. Under the FDC Act, medical devices, including those under development by the Company, such as its needle-free injection system, must receive FDA clearance or approval before they may be sold, or be exempted from the need to obtain such clearance or approval. The FDA regulatory process may delay the marketing of new systems or devices for lengthy periods and impose substantial additional costs. Moreover, FDA marketing clearance regulations depend heavily on administrative interpretation, and there can be no assurance that interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. There can be no assurance that the Company will be able to obtain clearance of any future Company products or any expanded uses of current or future Company products in a timely manner or at all. In addition, even if obtained, FDA clearances are subject to continual review, and if the FDA believes that the Company is not in compliance with applicable requirements, it can institute proceedings to detain or seize the Company's products, require a recall, suspend production, distribution, marketing and sales, enjoin future violations and assess civil and criminal penalties against the Company, its directors, officers or employees. The FDA may also suspend or withdraw market approval for the Company's products or require the Company to repair, replace or refund the cost of any product manufactured or distributed by the Company. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP") regulations, which include validation testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is subject to periodic inspections by the FDA. The Company will need 510(k) approval for any new medical products which are developed in the future. Compliance with these requirements requires the Company to expend time, resources and effort in the areas of production and quality control for itself and for its contract manufacturers. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future.

               Although the Company believes that its products and procedures are currently in material compliance with all relevant FDA requirements, the failure to obtain the required regulatory clearances or to comply with applicable regulations would have a material adverse effect on the Company.

               Sales of medical devices outside the United States that are manufactured within the United States are subject to United States export requirements, and all medical devices sold abroad are subject to applicable foreign regulatory requirements. Legal restrictions on the sale of imported medical devices vary from country to country. The time and requirements to obtain approval by a foreign country may differ substantially from those required for FDA approval. There can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries.

          PATENTS AND TRADEMARKS
          ----------------------

               With respect to the Company's INJEX(TM) needle-free drug injection system, the Company holds two United States patents and has applied for nine foreign patents. The Company also possesses certain registered trademarks and copyrights for names which it believes are important to its business.

          PROPERTIES
          ----------

               The Company's administrative offices and audiometric operations are located in Amherst, New Hampshire in facilities containing 7,800 square feet leased to the Company for three years at $3,800 per month under a lease expiring in May 2001.

               DDS maintains offices in two locations, in Gainesville, Georgia, where it rents 2,400 square feet of office space, and in Newport Beach, California, where it rents 1,500 square feet of office space.

               ESI maintains an office in San Diego, California, where it rents 1,200 square feet of office space under a lease expiring in November 1998. ESI may rent additional space in connection with the commercialization of the INJEX(TM) system. It believes that such additional space would be available.

               Rosch GmbH maintains an office in Berlin, Germany, where it rents approximately 2,150 square feet of office space under a lease expiring in January 2001.

               The Company believes that these facilities are adequate for its current business needs.

          MARKETING
          ---------

               The Company's intraoral camera systems and other dental products are marketed to dental practitioners throughout the United States by DDS through 32 independent regional dealers who are retained by DDS on a non-exclusive, best efforts basis. The Viola(TM) system is marketed throughout Europe through Rosch GmbH. Rosch GmbH both distributes products directly and through regional dealers.

               The market for the Company's audiometric products includes physicians, particularly those in medical specialties such as pediatrics, allergy medicine, family practice, otolaryngology and otology (the latter two specialties deal with diseases of the ear). The audiometric products are marketed mainly through independent regional dealers both domestically and internationally who sell principally hearing related health care products. These dealers are retained by the Company on a non-exclusive, best efforts basis. The Company also distributes these products throughout Europe using Rosch GmbH.

               Initially the Company plans to market and distribute the INJEX(TM) needle-free injection system through licensing and joint development agreements with drug companies and manufacturers of injectible pharmaceuticals in the United States. The Company expects that product sales will be directed to pharmaceutical companies, pediatric clinics, infectious disease wards, and outpatient clinics where the threat of accidental needle pricks and patient trauma are highest. Thereafter, the Company expects to broaden its market to home care applications such as for people with diabetes, allergies, human growth disorders, arthritis, osteoporosis or other diseases involving in home self injections. The Company's marketing plans may change significantly depending on its discussions with drug companies and manufacturers and its success in securing licensing and/or joint development agreements with such entities.

               The Company participates in exhibitions at major medical, educational and public health conventions. It also advertises its products domestically and internationally in journals for dentists, pediatricians, allergists, otolaryngologists, otologists and family practitioners and also for schools, public health clinics and HMOs.

          MATERIALS
          ---------

               The intraoral cameras and other dental equipment distributed by the Company are purchased from suppliers and resold to the Company's customers. The Viola(TM) system is manufactured by Meditronic GmbH.

               The principal materials purchased by the Company in the manufacture of Tympanometers are electronic components, pumps and metal stamped parts. All of these materials are readily available from a number of sources in the quantities required. The graph paper and accessories sold for use with the Company's instruments are purchased by the Company from suppliers and resold to the Company's customers. In fiscal 1997, the Company received ISO 9000 certification in conformance with the international standard for the manufacture of medical devices with respect to its audiometric products.

               The Company has not yet begun manufacturing the INJEX(TM) System for commercial distribution. Pre-production aluminum injectors and reset boxes were built for FDA testing and limited clinical trials, internal testing and inspection and for marketing demonstrations and evaluations. The Company expects the finished product to be made of a combination of anodized aluminum and stainless steel metal parts. Prototypes will be built from automated drawings prior to making a commitment to molds. The injector has three molded parts and the reset box has four molded parts.

               The disposable plastic parts of the INJEX(TM) System include the ampule which contains the drug and the transfer device, which to date have been produced using single cavity molds that are not capable of producing high volumes of ampules or adapters in a cost effective manner. The Company has determined that the current designs for the ampule and transfer device are functional but can be improved for reliability. Once the design for these components is finalized, the Company will progress to multi-cavity molds and tools.

               Initially, the Company plans to rely on established FDA licensed medical products manufacturing facilities for the manufacturing of the disposable components of the INJEX(TM) System. The Company will also outsource component manufacturing for the injector and reset device and has developed a list of vendors for this purpose. Assembly of the injector and reset device will eventually be performed in house. The Company will oversee the quality assurance of all products manufactured by assembling a team of quality assurance professionals with expertise in disposable and medical devices. As demand develops for the INJEX(TM) System, the Company will evaluate the feasibility of assuming a larger role in the manufacturing of its products.

          PRODUCT WARRANTY
          ----------------

               The Company's intraoral camera systems are sold with the manufacturer's warranty. Neither DDS nor Rosch GmbH provide any additional warranties for the products they distribute.

               All audiometric products are sold with a one year warranty against defects in parts and workmanship. The Company repairs, at no charge, defects covered by the warranty if the instrument is returned to the Company's factory in Amherst, New Hampshire or to an authorized factory service station. If the repair is performed at the customer's office, there is no charge for warranty work. The Company believes that it has no warranty problem with its audiometric products.

               The Company plans to offer a one-year warranty on the injector component of its INJEX(TM) system.

          EMPLOYEES
          ---------

               At June 30, 1998, the Company and its subsidiaries had 45 employees, 11 of whom were management or administrative personnel, 27 were engaged in sales activities, and 7 were engaged in manufacturing and service related activities. In addition, when necessary, the Company uses independent engineering consultants for design support and new product development.

               None of the Company's employees are covered by collective bargaining agreements. The Company considers its employee relations to be satisfactory.

          COMPETITION
          -----------

               The distribution of medical and dental devices is intensely competitive. The Company competes with numerous other companies, including several major manufacturers and distributors. Most of the Company's competitors have greater financial and other resources than the Company. Consequently, such entities may begin to develop, manufacture, market and distribute systems which are substantially similar or superior to the Company's products. Further, other companies may enter this marketplace. No assurance can be given that the Company will be able to compete against these other companies which may have substantially greater marketing and financial resources than the Company.

               With respect to the intraoral camera market, the Company has at least five major competitors in the video market which the Company views as being largely mature with little room for growth. Conversely, the digital camera market is expanding with no one company or group of companies yet dominating the market. Nevertheless, the Company anticipates that the digital market will become increasingly competitive as demand among dental practitioners grows for digital equipment.

               There has been some recent consolidation among the Company's major competitors in the audiometric business, which has resulted in some price erosion for those products. The major competitive factors are price, utilization of latest technology and ease of use. In fiscal year 1996, the Company completed the redesign of its Tympanometer(R) line to take advantage of more cost effective technology and to address customer needs.

               The Company's INJEX(TM) needle-free injection system will compete with standard needle syringes, safety syringes and other manufacturers of needle-free injection systems. These competitors have been in business longer than the Company and have substantially greater technical, marketing, financial, sales, and customer service resources. Becton, Dickinson and Company ("BDC") has as much as 85% of the domestic needle syringe market. BDC has very low product cost and high quality through superior manufacturing. BDC has also entered in marketing and distribution arrangements with Medi-Ject, Inc., a manufacturer of needle-free injection systems.

               Medi-Ject, Inc., founded in 1979, has previously marketed a needle-free injector system known as the "MediJector," which consists of an injector without a removable or disposable component. Medi-Ject, Inc. has a collaborative arrangement with BDC and has also entered into various licensing and development agreements with multi-national pharmaceutical and medical device companies covering the design and manufacture of customized injection systems for specific drug therapies.

               The other principal manufacturer of needle-free injection systems is Bio-Ject Inc., formed in 1985. Bio-Ject, Inc. has sold a CO2 powered injector since 1993. The injector is designed for and used almost exclusively for vaccinations in doctors' offices or public clinics, and is both expensive and complicated to use.

               Two other companies, Health-Mor Personal Care Corp. and Vitajet Corporation, currently sell coil spring injector systems. Vitajet has recently introduced a product which incorporates a disposable needle-free syringe. Vitajet was recently acquired by Bio-Ject.

               Safety syringes are presently made by a small number of new firms, none of which has a significant share of the total syringe market. BDC also manufactures these devices, but the high cost of safety syringes and the continued problem of controlled disposal has weakened the demand for them.

               The Company expects ESI to compete with the smaller safety syringe manufacturers and jet injector firms, based on health care worker safety, ease of use, reduced overall costs of controlled disposal and patient comfort. The Company expects that when all indirect costs are considered, the INJEX(TM) System should be able to successfully compete on a cost basis.


                                  LEGAL PROCEEDINGS

               On June 26, 1998, Christer O. Andreasson filed an action against ESI, the Company, and four former directors of ESI, in Superior Court of California, County of San Diego, seeking an indeterminate amount of damages arising from his employment relationship as Chief Executive Officer of ESI over several months spanning late 1995 and early 1996. At this stage, and absent any investigation or discovery, the Company cannot estimate the merits of the claim or the effect on the Company.

                                      MANAGEMENT

               The following table sets forth certain information concerning the directors, executive officers and other significant employees of the Company as of June 30, 1998.

                                           Position with the    Year Became
                     Name          Age          Company           Director
                     ----          ---          -------           --------

            Thomas A. Slamecka      57   Chairman of the Board      1996
                                         and Director

            Michael T. Pieniazek    39   President, Chief           N/A
                                         Financial Officer,
                                         Treasurer and
                                         Secretary

            Blake C. Davenport      31   Director                   1997

            Andy Rosch              37   Director and General       1997
                                         Manager of Rosch GmbH

            Marcus R. Rowan         37   Director                   1996

            Joseph Wear             63   Director                   1995

            Lawrence A. Petersen    53   President of ESI           N/A

            Henry J. Rhodes         43   President of DDS           N/A


               The terms of the Board of Directors will expire at the next annual meeting of stockholders. The Company's officers are elected by the Board of Directors and hold office at the will of the Board.

               Thomas A. Slamecka has been Chairman of the Board for the Company since February 1997, and a director of the Company since October 1996. Mr. Slamecka was President of the ConAgra Poultry Company, Inc., Duluth, Georgia, from 1995 to February 1997, and from 1990 to 1994, he was President and Chief Executive Officer of CEEC Inc., Atlanta, Georgia.

               Michael T. Pieniazek has been President of the Company since April 1997 and Chief Financial Officer and Treasurer since July 1995, and Secretary since January 1996. From 1987 to 1995, Mr. Pieniazek served in various executive positions, the last having been Executive Vice President and Chief Financial Officer, for Organogenesis Inc., a Massachusetts-based, biotechnology company. From 1980 to 1987, Mr. Pieniazek was an auditor with Coopers & Lybrand LLP.

               Blake C. Davenport has been a director of the Company since December 1997. For more than the past five years, he has been the President and owner of Davenport Interests, Inc., a private investment company.

               Andy Rosch has been a Director of the Company since December 1997 and General Manager of Rosch GmbH since July 1990.

               Marcus R. Rowan has been a director of the Company since October 1996. For more than the past five years he has been President of Berkshire Interests, Inc., Dallas, Texas, which specializes in commercial real estate and investments.

               Joseph Wear has been a director of the Company since March 1995. Since November 1995, he has been Executive Director of Wellness Community-Delaware, a provider of psychosocial support to people with cancer and their families. From 1987 to 1995, he was a partner in Philadelphia Entrepreneurial Partners which was engaged in management consulting to small and medium businesses. From 1970 to 1987, Mr. Wear was President and Chief Executive Officer of Summit Airlines.

               Lawrence A. Petersen has been Chief Executive Officer of ESI since September 1, 1997. Prior to the acquisition of ESI by the Company in May, Mr. Petersen had been both President and Chief Executive Officer ESI. From October 1, 1995 to August 15, 1997, Mr. Petersen was Chief Executive Officer of Solid State Farms, Inc., a medical device company involved in the blood glucose monitoring business. From 1993 to 1996, Mr. Petersen was President of Capital Solutions, Ltd., a financial services company.

               Henry J. Rhodes has been President of DDS since August 1996. From July 1992 to August 1996, Mr. Rhodes was a sales manager for New Image Industries Inc., a provider of intraoral camera systems, digital x-ray and associated products, and Dental Medical Diagnostics, Inc., a provider of intraoral camera systems and video network components.

               In October 1996, the Company granted each director an option under the 1996 Stock Option Plan for 10,000 shares of Common Stock exercisable at $4.38 per share vesting after one year and terminating no later than five years from grant.

               There is no family relationship among the directors or executive officers of the Company.

               Directors are each paid $500 per board meeting attended plus travel expenses.

                                EXECUTIVE COMPENSATION

               The following table sets forth all cash compensation for the fiscal year ended July 31, 1997 of the executive officers whose compensation exceeded $100,000 and of all executive officers as a group for services rendered to the Company.

          CASH COMPENSATION TABLE

          ------------------------------------------------------------------
                                                               #       LONG
          NAME AND PRINCIPAL    FISCAL                      OPTIONS    TERM
               POSITION          YEAR     SALARY    BONUS   GRANTED   AWARDS
         -------------------------------------------------------------------
             Noel A. Wren,       1997    $ 76,000     --     10,000      --
           President & Chief     1996     105,000   $10,700    --        --
         Executive Officer 1./   1995      97,500     --       --        --
                           --
         -------------------------------------------------------------------
         Michael T. Pieniazek,   1997    $113,000    --       --        --
          President & CFO 2./
                          --
         -------------------------------------------------------------------

        ---------------------------------
        1/  Mr. Wren's employment terminated in March 1997.
        --
        2/  Mr. Pieniazek became President in April 1997 and continues to
        --
        serve as Chief Financial Officer.

          Mr. Wren was furnished with an automobile for business and personal use. The compensation specified in the preceding table does not include the value of non-business use as the amounts were not material.

        AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR ENDED JULY 31, 1997 AND FY-END OPTION VALUES

        ----------------------------------------------------------------------
                                                                   VALUE OF
                                                  NUMBER OF       UNEXERCISED
                                                 UNEXERCISED     IN-THE-MONEY
                                                OPTIONS AT FY-  OPTIONS AT FY-
                                                   END (#)          END ($)
        ----------------------------------------------------------------------
                            SHARES
                           ACQUIRED
                              ON       VALUE
                           EXERCISE   REALIZED EXERCISABLE/    EXERCISABLE/
              NAME            (#)       ($)    UNEXERCISABLE   UNEXERCISABLE
        ----------------------------------------------------------------------
        Noel A. Wren          --         --          -0-              -0-
        ----------------------------------------------------------------------
        Michael T. Pieniazek  --         --        30,000/0           --
        ----------------------------------------------------------------------


          EMPLOYMENT AGREEMENTS

             As of July 31, 1995, the Company had entered into an Employment Agreement with Noel Wren to serve as President and Chief Executive Officer of the Company for a term of three years terminating on July 31, 1998, at a base salary of $115,000 for fiscal 1997. The Company terminated the Agreement in March 1997, and paid Mr. Wren $62,500 in connection with the termination of his Employment Agreement.

             As of January 1, 1998, the Company entered into an Employment Agreement with Thomas A. Slamecka to serve as Chairman of the Board for an initial term terminating on March 15, 2001, subject to annual renewals, and his February 1997 Employment Agreement was terminated. Mr. Slamecka receives an annual base salary of $52,000 through July 31, 1998 and thereafter at $100,000, plus a profits bonus equal to 10% of the amount that consolidated net after-tax operating profits exceeds $500,000, provided for such year the Company earns a 12% return on its Common Stock equity, and may also receive a supplemental bonus. The Employment Agreement also provided for the grant of options to him for the purchase of 400,000 shares of Common Stock at $1.00 per share, which was the fair market value of the Company's Common Stock on the date of grant, vesting immediately as to 212,500 shares and the balance vesting at 46,875 shares per month through May 1998. The Company is to issue 100,000 shares of Common Stock to Mr. Slamecka if during the term of his employment the closing price for the Common Stock is at least $20 per share for a period of three consecutive trading days. Further, the Employment Agreement provides that if the Company issues any shares of Common Stock (other than pursuant to compensation or employee benefit plans) it will grant to Mr. Slamecka additional options to purchase shares equal to 9.3% of the outstanding Common Stock at a purchase price equal to the per share price of the shares issued by the Company (but not less than $1.00 per share). In calculating Mr. Slamecka's ownership for purposes of such 9.3% level, unvested options held by him and shares sold by him during the initial term of the Employment Agreement would be included in such calculation. In addition, the Company agreed to make available certain loans to Mr. Slamecka, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

             As of January 1, 1998, the Company entered into an Employment Agreement with Michael T. Pieniazek to serve as President for an initial term of three years terminating on December 31, 2001, subject to automatic renewal for consecutive one-year terms unless terminated not less than 60 days prior to end of any term. Mr. Pieniazek receives an annual base salary of $125,000 and a discretionary bonus. The Agreement also provided for the grant of options to Mr. Pieniazek to purchase 250,000 shares of Common Stock at $1.00 per share, which was the fair market value of the Company's Common Stock on the date of grant, vesting immediately as to 150,000 shares, vesting ratably over the succeeding seven months as to the balance, and for the Company to issue 50,000 shares of Common Stock to Mr. Pieniazek if during the term of his employment the closing price for the Common Stock is at least $20 per share for three consecutive trading days. In addition, the Employment Agreement provides that if the Company issues any shares of Common Stock (other than pursuant to compensation or employee benefit plans) it will grant to Mr. Pieniazek additional options to purchase shares in amount equal to 6.5% of such issuance. In calculating Mr. Pieniazek's ownership for purposes of such 6.5% level, unvested options held by him and shares sold by him during the term of the Employment Agreement would be included in such calculation.

             The Employment Agreements of Messrs. Slamecka and Pieniazek provide for lump sum payments equal to 2.99 times the current base salary, plus continuation of health benefits for 12 months, upon a change of control of the Company. A change of control of the Company would include a person or group becoming the beneficial owner of 20% of the voting power of the Company's securities or individuals who are current directors of the Company, or successors chosen by them, cease to constitute a majority of the whole Board of Directors. In the event the amount payable upon a change of control would result in the application of an excise tax under Section 4999 of Internal Revenue Code of 1986, as amended, the payment would be made over such period of time in order not to cause the application of such excise tax.

             On May 5, 1998, upon the closing of the DDS Merger, DDS entered into an Employment Agreement with Mr. Rhodes pursuant to which he will serve as President of DDS for an initial term of three years at an annual base salary of $125,000. Mr. Rhodes was also granted stock options to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, vested as of May 5, 1998, and stock options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $3.00 per share, vested as of November 1, 2000, all such stock options expire in May 2003.

             On May 12, 1998, upon the closing of the ESI Merger, ESI entered into Employment Agreements with Lawrence Petersen and Richard Battelle. Mr. Petersen is to serve as President of ESI for an initial term of three and one-half years at an annual salary of $125,000. Mr. Petersen was also granted stock options to purchase an aggregate of 100,000 shares of the Company's Common Stock, 50,000 of such options at an exercise price of $1.00 per share, with 5,000 of such options immediately vested and 45,000 of such options to vest ratably over the term of the Employment Agreement, and the remaining 50,000 of such options at an exercise price of $3.00 per share, with 5,000 of such options immediately vested and 45,000 of such options to vest ratably over the term of the Employment Agreement. Mr. Battelle is to serve as Director of Finance and Administration of ESI for an initial term of one year at an annual salary of $60,000, and was also granted stock options to purchase an aggregate of 40,000 shares of the Company's Common Stock, 20,000 of such options at an exercise price of $1.00 per share to vest ratably over the term of the Employment Agreement, and the remaining 20,000 of such options at an exercise price of $3.00 per share to vest ratably over the term of the Employment Agreement. All such stock options granted to Mr. Petersen and Mr. Battelle expire in May 2003.

             On December 18, 1997, upon the closing of the purchase by the Company of the remaining 50% of the outstanding capital stock of Rosch GmbH, Rosch GmbH entered into an amendment to the employment agreement for Andy Rosch pursuant to which he serves as Managing Director of Rosch GmbH. Under the agreement, as amended, Mr. Rosch is to serve as Managing Director of Rosch GmbH for an initial term of 3 years, terminating on December 31, 2000, and automatically renewable for one-year terms thereafter unless either party gives notice of an intention not to renew not less than three months prior to the end of any term. Mr. Rosch is to receive an annual base salary of 200,000 DM and an annual cash bonus equal to 1% of net sales of Rosch GmbH, but not to exceed the amount of his base salary.

          STOCK OPTIONS

             In 1995, the Company granted options to two officers to purchase a total of 50,000 shares of the Company's Common Stock, of which options for 30,000 shares at an exercise price of $1.41, which was the fair market value on the date of grant, remain outstanding. During fiscal 1997, options to purchase 3,550 shares of Common Stock were exercised and options for 16,450 shares were canceled. There remains outstanding an option for 30,000 shares which is exercisable and expires no later than four years from the date of grant.

             In May 1996, the Company granted to a consultant an option to purchase a total of 13,333 shares of the Company's Common Stock at $7.50 per share, which was the fair market value on the date of grant. The option is exercisable and expires no later than three years from the date of grant.

             In October 1996, the Company's stockholders approved the 1996 Stock Option Plan (the "Option Plan") providing for the issuance of up to 300,000 shares of the Company's Common Stock. The Option Plan is administered by the Board of Directors or an Option Committee. Options granted under this Plan would be either incentive stock options or non-qualified stock options which would be granted to employees, officers, directors and other persons who perform services for or on behalf of the Company. Options are exercisable as determined at the time of grant except options to officers or directors may not vest earlier than six months from the date of grant, and the exercise price of all the option cannot be less than the fair market value at the date of grant. At June 30, 1998, options for an aggregate of 300,000 shares were granted, of which options for 75,000 shares were exercised and options for 225,000 remaining outstanding at an exercise price of $1.00 per share and expiring from January 2002 to February 2002.

             Pursuant to Employment Agreements with Messrs. Slamecka, Pieniazek, Rhodes, Petersen and Battelle, the Company has granted stock options to such persons and in the cases of Messrs. Slamecka and Pieniazek is obligated to grant additional options upon certain issuances of Common Stock. See "Employment Agreements" herein.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

             As of July 31, 1997, the Company had loaned Thomas A. Slamecka, Chairman of the Board, an aggregate of $41,666 pursuant to his Employment Agreement. The Employment Agreement provided that the Company make available to Mr. Slamecka a loan in the amount of $8,333.33 each month during the initial term of such Agreement. The loans bear interest at 7% per annum and mature on the earliest of (i) March 2002, (ii) two years after termination of the Employment Agreement other than termination for cause by the Company or (iii) upon the Company terminating the Agreement for cause; provided that the loan would be forgiven (A) if Mr. Slamecka remains in the employ throughout the initial term, (B) the Company terminates the Agreement other than for cause, or (C) upon acquisition or change of control of the Company. Mr. Slamecka has the election to repay the loans either in cash or in securities of the Company.

                                PRINCIPAL STOCKHOLDERS

             The following table sets forth information as of June 30, 1998 concerning (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) the ownership interest of each director and executive officer of the Company listed in the compensation table and (iii) by all directors and executive officers as a group. Note: stock options and warrants are considered presently exercisable if exercisable within 60 days of June 30, 1998.

      ----------------------------------------------------------------------
                                                    AMOUNT &
                                                    NATURE OF
           NAME AND ADDRESS OF                      BENEFICIAL     PERCENT
           BENEFICIAL OWNER         STATUS          OWNERSHIP      OF CLASS
      ----------------------------------------------------------------------
       Liviakis Financial         Stockholder     1,500,000 shs(1)   19.3%
       Communications, Inc.
       2420 K Street
       Sacramento, California
       95816
      ----------------------------------------------------------------------
       Thomas A. Slamecka*        Director          834,550 shs(2)   11.0%
                                   and
                                   Chairman
      ----------------------------------------------------------------------
       Jubilee Investors LLC      Stockholder       723,335 shs(3)    9.3%
       c/o West End Capital LLC
       One World Trade Center
       Suite 4563
       New York, New York  10048
      ----------------------------------------------------------------------
       Robert B. Prag             Stockholder       500,000 shs(4)    6.9%
       2420 K Street
       Sacramento, California
       95816
      ----------------------------------------------------------------------
       Marcus R. Rowan*           Director          391,550 shs(5)    5.3%
      ----------------------------------------------------------------------
       Michael T. Pieniazek*      President         334,750 shs(6)    4.6%
                                  and CFO
      ----------------------------------------------------------------------
       Andy Rosch*                Director             310,000 shs    4.4%
      ----------------------------------------------------------------------
       Blake C. Davenport*        Director           70,000 shs(7)    1.0%
      ----------------------------------------------------------------------
       Joseph Wear*               Director           66,825 shs(8)    0.9%
      ----------------------------------------------------------------------
       All Executive Officers
        and Directors as a
        Group (6 persons)                         2,007,675 shs(9)   27.2%
      ----------------------------------------------------------------------

        -----------------------------
          1)   Includes presently exercisable warrants for 750,000 shares.
          2)   Includes presently exercisable options for 528,550 shares.

          3) Represents an estimate of the total number of shares which Jubilee Investors LLC would receive upon conversion of its 3,000 shares of Series A Preferred Stock.
          4)   Includes presently exercisable warrants for 250,000 shares.
          5) Includes presently exercisable options for 10,000 shares and warrants for 300,000 shares. Represents shares owned directly by Mr. Rowan and his IRA and Keogh account.
          6)   Includes presently exercisable options for 282,750 shares.
          7) Includes presently exercisable warrants to purchase 50,000 shares.
          8)   Includes presently exercisable options for 10,000 shares.
          9)   See Notes 3, 5, 6, 7 and 8.

          * The address of the persons listed above is c/o American Electromedics Corp., 13 Columbia Drive, Suite 5, Amherst, New Hampshire 03031.


                              DESCRIPTION OF SECURITIES

          COMMON STOCK

             The Company is authorized to issue 20,000,000 shares of Common Stock, $.10 par value, of which 7,038,136 shares were issued and outstanding as of June 30, 1998.

             The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of Common Stock voted for the election of directors can elect all of the directors.

             The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. No dividends have ever been declared by the Board of Directors on the Common Stock. See "DIVIDEND POLICY." All of the outstanding shares of Common Stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.

          PREFERRED STOCK

             The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 per share, issuable from time to time in one or more series, having such designation, rights, preferences, powers, restrictions and limitations as may be fixed by the Board of Directors. On May 5, 1998, the Company filed with the Delaware Secretary of State a Certificate of Designations establishing the Series A Preferred Stock consisting of 3,000 shares.

             The Series A Preferred Stock is immediately convertible into shares of Common Stock at a conversion rate equal to $1,000 divided by the lower of (i) $4.00 or (ii) 75% of the average closing bid price for the Common Stock for the five trading days immediately preceding the conversion date. The Company may force conversion of all (and not less than all) of the outstanding shares of Series A Preferred Stock at any time after the first anniversary of the effective date of the Registration Statement. There is no minimum conversion price. Should the bid price of the Common Stock fall substantially prior to conversion, the holders of the Series A Preferred Stock could obtain a significant portion of the Common Stock upon conversion, to the detriment of the then holders of the Common Stock.

             The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued and unpaid dividends. The Company was to pay an annual dividend equal to 5% of the liquidation preference, which may be paid at the election of the

          Company in cash or shares of its Common Stock. Pursuant to a Registration Agreement, the dividend rate was increased to 12% on June 5, 1998 due to the Company's failure to file the Registration Statement covering the Common Stock underlying the Series A Preferred Stock within 30 days of the initial closing of the Series A Preferred Stock. If the Registration Statement is not declared effective within 120 days of the initial closing, such rate will increase to 18% until the effective date the Registration Statement.

             The Company may redeem up to $1 million face amount of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preference if the closing bid price of the Company's Common Stock is below $2.75 per share for five consecutive trading days.

             The Company may redeem an additional $1 million face amount of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preferences if the closing bid price of the Company's Common Stock is below $2.50 per share for five consecutive dates.

                                 SELLING STOCKHOLDERS

             The Shares and Warrants offered by this Prospectus may be offered from time to time by the Selling Stockholders. The Selling Stockholders are comprised of: (i) persons who own an aggregate of 3,153,556 shares of Common Stock which were purchased since October 1996 in private placements, (ii) holders of warrants and options to purchase an aggregate of 1,443,333 shares of Common Stock at exercise prices ranging from $1.00 to $7.50 per share and (iii) the Purchaser of the Series A Preferred Stock and the purchaser of the Warrants in the Preferred Stock Private Placement. See "THE COMPANY - Recent Developments." Except for Thomas A. Slamecka, Marcus Rowan and Blake C. Davenport, none of the Selling Stockholders has held any position, office or material relationship with the Company or any of its predecessors or affiliates within three years of the date of this Prospectus. Mr. Slamecka has been the Chairman of the Board of the Company since February 1997, and a director of the Company since October 1996, and Mr. Rowan has been a director of the Company since October 1996, and Mr. Davenport has been a director of the Company since December 1997.

             The following table sets forth, as of June 30, 1998 and upon completion of this offering, information with regard to the beneficial ownership of the Company's Common Stock and Warrants by each of the Selling Stockholders.

             The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock and Warrants, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock and Warrants offered under this Prospectus will be sold.

                           SHARES       WARRANTS                      AMOUNT
                        BENEFICIALLY  BENEFICIALLY SHARES WARRANTS BENEFICIALLY
                         OWNED PRIOR   OWNED PRIOR  TO BE   TO BE   OWNED AFTER
           NAME(1)       TO OFFERING   TO OFFERING OFFERED OFFERED  OFFERING(2)
      ----------------- ------------  ------------ ---------------  ----------
     Stanley I. Aber        12,000        N/A    12,000      N/A         0
     Alexander
      Enterprise
      Holdings Corp.        10,256        N/A    10,256      N/A         0
     Jose Arozamena          6,700        N/A     6,700      N/A         0
     Jonathan F.
      Boucher               30,000        N/A    30,000      N/A         0
     Thomas Cabe           100,000        N/A   100,000      N/A         0
     Cedar Capital          15,000        N/A    15,000      N/A         0
     Cohig & Associates
      Inc.(3)               30,000        N/A    30,000      N/A         0
     Simon Coley             7,500        N/A     7,500      N/A         0
     Harvey H. Conger
      Trust No. 2          120,000        N/A   120,000      N/A         0
     Amy Davenport          25,000        N/A    25,000      N/A         0
     Blake C.
      Davenport(4)          70,000        N/A    50,000      N/A      20,000
     Robert M.
      Davenport            170,000        N/A   170,000      N/A         0
     Robert M.
      Davenport Jr.         25,000        N/A    25,000      N/A         0
     Bruce Exton             3,500        N/A     3,500      N/A         0
     Andrew Fackrell         5,000        N/A     5,000      N/A         0
     Daniel Faucetta         9,891        N/A     9,891      N/A         0
     Erwin Fried and
      Jenny Fried           25,000        N/A    25,000      N/A         0
     Jack Friedler and
      Stefanie
      Friedler JTWROS       50,000        N/A    50,000      N/A         0
     Andrew M. Hall         10,000        N/A    10,000      N/A         0
     David W. Hood and
      Ellen P. Hood
      JTWROS                10,000        N/A    10,000      N/A         0
     Sam W. Hunsaker        25,000        N/A    25,000      N/A         0
     Jubilee Investors
      LLC(5)               723,335        N/A   723,335      N/A         0
     H. Ward Lay           100,000        N/A   100,000      N/A         0
     Lay Trust             100,000        N/A   100,000      N/A         0

                           SHARES       WARRANTS                      AMOUNT
                        BENEFICIALLY  BENEFICIALLY SHARES WARRANTS BENEFICIALLY
                         OWNED PRIOR   OWNED PRIOR  TO BE   TO BE   OWNED AFTER
           NAME(1)       TO OFFERING   TO OFFERING OFFERED OFFERED  OFFERING(2)
      ----------------- ------------  ------------ ---------------  ----------
     John Lindeman          25,000        N/A    25,000      N/A         0
     Liviakis Financial
      Communications,
      Inc.(6)            1,500,000        N/A 1,500,000      N/A         0
     Harris R. L. Lydon
      Jr.                   25,000        N/A    25,000      N/A         0
     Maloney & Fox, LLC     10,000        N/A    10,000      N/A         0
     Arnold Mandelstam      25,000        N/A    25,000      N/A         0
     Madsen Family
      Partners, Ltd.        10,000        N/A    10,000      N/A         0
     Metropolis Equity
      Fund LP              100,000        N/A   100,000      N/A         0
     James B. Metzger      129,491        N/A   129,491      N/A         0
     Thomas
      Meyerhoeffer           4,500        N/A     4,500      N/A         0
     David Miller           10,000        N/A    10,000      N/A         0
     Richard O'Connell       6,700        N/A     6,700      N/A         0
     Matthew D.
      Pieniazek             25,000        N/A    25,000      N/A         0
     Frank Lyon Polk
      Jr. and Nancy
      Wear Polk             24,728        N/A    24,728      N/A         0
     Frank Lyon Polk
      III                   74,871        N/A    74,871      N/A         0
     J. Bucky Polk          10,000        N/A    10,000      N/A         0
     Potter Wear Polk        5,000        N/A     5,000      N/A         0
     Robert B. Prag(7)     500,000        N/A   500,000      N/A         0
     Round Hill
      Holdings             100,000        N/A   100,000      N/A         0
     Marcus Rowan(8)       364,810        N/A   320,400      N/A      44,410
     Marcus Rowan Keogh
      Acct.                 26,740        N/A     9,600      N/A      17,140
     Alan Schnall           20,000        N/A    20,000      N/A         0
     Richard
      Silvergleid           75,000        N/A    75,000      N/A         0
     Thomas A. Slamecka    834,550        N/A   260,000      N/A      574,550
     Mark Smith             10,000        N/A    10,000      N/A         0
     Glenn Solomon          50,000        N/A    50,000      N/A         0
     Wall Street
      Consultants(9)        13,333        N/A    13,333      N/A         0
     West End Capital
      LLC(10)               50,000       50,000  50,000    50,000        0
     Roy Willetts            4,000        N/A     4,000      N/A         0
     Addison Wilson
      III, Trustee for
       Richard A. Gray
       Jr. Childrens
       Trust               199,978        N/A   199,978      N/A         0
     Tse Wo Wong and
      Bianca T.T. Wu
      TIC                   54,491        N/A    54,491      N/A         0


     ------------------------------
          (1) Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

          (2)     Assumes the sale of all shares offered hereby.

          (3) Includes 30,000 shares under presently exercisable warrants.

          (4) Includes 50,000 shares under presently exercisable warrants.

          (5) Represents an estimate of the number of shares into which the 3,000 shares of Series A Preferred Stock held by Jubilee Investors LLC may be converted.

          (6) Includes 750,000 shares under presently exercisable warrants.

          (7) Includes 250,000 shares under presently exercisable warrants.

          (8) Includes 300,000 shares under presently exercisable warrants.

          (9) Includes 13,333 shares under presently exercisable options.

          (10)    Includes the 50,000 shares underlying the Warrants.


             Under the terms of the Registration Agreement for the Preferred Stock Private Placement, the Company is obligated to file the Registration Statement and to use its best efforts to cause the Registration Statement to become effective. Pursuant to the Registration Agreement, the failure to have filed this Registration Statement by June 5, 1998 caused the dividend rate for the Series A Preferred Stock to be increased from 5% of the liquidation preference for such Stock to 12% of the liquidation preference. If the Registration Statement is not declared effective by September 2, 1998, the dividend rate will increase to 18%. Most of the other Selling Stockholders were granted "piggyback" registration rights at the time of their purchase of shares of Common Stock or the issuance of warrants.

                                 PLAN OF DISTRIBUTION

             The Selling Stockholders have advised the Company that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the Shares or Warrants. If the Company is notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter for the sale of the Shares or Warrants, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of the Shares or Warrants involved; (iii) the price at which such Shares or Warrants are sold, the commissions paid or discounts or concessions allowed to such underwriter; and (iv) other facts material to the transaction.

             The Company expects that the Selling Stockholders will sell their Shares and Warrants covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares or Warrants in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares or Warrants to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares or Warrants for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of Shares or Warrants may be deemed to be underwriters and commissions received by them and any profit on the resale of Shares or Warrants positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares or Warrants offered by them hereunder.

             Sales of the Shares on the OTC Electronic Bulletin Board or other trading system may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares and Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

             The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares or Warrants which may be sold at any one time.

             Pursuant to the Registration Agreement for the Preferred Stock Private Placement and other agreements by the Company granting certain "piggy-back" registration rights, the Company will pay all of the expenses incident to the offer and sale of the Shares and Warrants to the public by the Selling Stockholders other than commissions and discounts of underwriters, dealers or agents.
          The Company and the Selling Stockholders have agreed to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with the offering of the Shares or Warrants, including liabilities arising under the Securities Act.

             The Company has advised the Selling Stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to sales in the market of the Shares and Warrants offered hereby and has furnished the Selling Stockholders with a copy of such rules. The Company has also advised the Selling Stockholders of the requirement for the delivery of this Prospectus in connection with resales of the Shares and Warrants offered hereby.

             The Company has been advised by the Selling Stockholders that
          none of them has, as of              ,    1998, entered into any
                                  -------------  --
          arrangement with a broker-dealer for the sale of the Shares or Warrants through block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer.


                                    LEGAL MATTERS

             The validity of the Common Stock and Warrants being offered hereby will be passed upon for the Company by Thelen Reid & Priest LLP, New York, New York.

                                       EXPERTS

             The financial statements of the Company at July 31, 1997 and July 27, 1996, and for each of the three years in the period ended July 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AMERICAN ELECTROMEDICS CORP.

                            INDEX TO FINANCIAL STATEMENTS


                                                                      PAGE
                                                                      ----


          AMERICAN ELECTROMEDICS CORP.:
          ----------------------------

               Report of Independent Auditors . . . . . . . . . . . .   F-2

               Balance Sheets as of July 31, 1997 and
                    July 26, 1996 . . . . . . . . . . . . . . . . . .   F-3

               Statements of Operations for the years ended
                    July 31, 1997, July 27, 1996 and July 29, 1995  .   F-4

               Statements of Changes in Stockholders' Equity for
                    the years ended July 31, 1997, July 27, 1996 and
                    July 29, 1995 . . . . . . . . . . . . . . . . . .   F-5

               Statements of Cash Flows for the years ended
                    July 31, 1997, July 27, 1996 and July 29, 1995  .   F-6

               Notes to Financial Statements  . . . . . . . . . . . .   F-7


          AMERICAN ELECTROMEDICS CORP. (UNAUDITED):
          ----------------------------------------

               Unaudited Condensed Balance Sheet as of
                    April 30, 1998  . . . . . . . . . . . . . . . . .  F-15

               Unaudited Condensed Statements of Operations for the
                    nine months ended April 30, 1998 and
                    April 26, 1997  . . . . . . . . . . . . . . . . .  F-16

               Unaudited Condensed Statements of Cash Flows for the
                    nine months ended April 30, 1998 and
                    April 26, 1997  . . . . . . . . . . . . . . . . .  F-17

               Notes to Unaudited Condensed Financial Statements  . .  F-18

                            REPORT OF INDEPENDENT AUDITORS


          To the Board of Directors and Stockholders
          American Electromedics Corp.

          We have audited the accompanying balance sheets of American Electromedics Corp. as of July 31, 1997 and July 27, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Electromedics Corp. at July 31, 1997 and July 27, 1996, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.


                                                  /s/  Ernst & Young LLP


          Manchester, New Hampshire
          September 29, 1997, except as to Note 10, as to which the date is November 3, 1997.

                             AMERICAN ELECTROMEDICS CORP.
                                    BALANCE SHEETS

                                                   JULY 31,      JULY 27,
                                                     1997          1996
                                                   --------     ----------

           ASSETS                                      (Thousands)
           Current Assets:
           Cash and cash equivalents . . . . .      $  471       $  317
           Accounts receivable, net of
           allowance of $7,000 and $11,000
            in 1997 and 1996, respectively:            283          303
             Trade . . . . . . . . . . . . . .         379          402
             Affiliate . . . . . . . . . . . .      ------       ------
                                                       662          705

           Inventories . . . . . . . . . . . .         475          480
           Prepaid and other current assets  .         244          133
                                                    ------       ------
             Total current assets  . . . . . .       1,852        1,635

           Property and Equipment:
           Machinery and equipment . . . . . .         361          318
           Furniture and fixtures  . . . . . .          79           79
           Leasehold improvements  . . . . . .           9            9
                                                    ------       ------
                                                       449          406
           Accumulated depreciation  . . . . .        (396)        (365)
                                                    ------       ------
                                                        53           41

           Deferred financing costs  . . . . .         128           --
           Investment in affiliate . . . . . .         819          876
           Goodwill  . . . . . . . . . . . . .         208          219
                                                    ------       ------
                                                    $3,060       $2,771
                                                    ======       ======

           LIABILITIES & STOCKHOLDERS' EQUITY
           Current Liabilities:
           Accounts payable  . . . . . . . . .      $  187       $  324
           Bank line of credit . . . . . . . .         300          300
           Accrued liabilities . . . . . . . .         153           38
           Current portion of long-term debt .         152           67
                                                    ------       ------
              Total current liabilities  . . .         792          729

           Convertible subordinated
            debentures . . . . . . . . . . . .         720           --
           Long-term debt  . . . . . . . . . .         380           94

           Stockholders' Equity:
           Preferred stock, $.01 par value;
            Authorized- 1,000,000
            shares; Outstanding-none . . . . .          --           --
           Common stock, $.10 par value;
            Authorized- 20,000,000
            shares; Outstanding- 2,553,136
            and 2,454,666 shares in 1997
            and 1996, respectively . . . . . .         255          245

           Additional paid-in capital  . . . .       2,919        2,783
           Retained deficit  . . . . . . . . .      (2,006)      (1,080)
                                                    ------       ------

              Total stockholders' equity . . .       1,168        1,948
                                                    ------       ------
                                                    $3,060       $2,771
                                                    ======       ======

                               See accompanying notes.

                             AMERICAN ELECTROMEDICS CORP.
                               STATEMENTS OF OPERATIONS



                                                      YEARS ENDED
                                             ------------------------------
                                            JULY 31,     JULY 27,   JULY 29,
                                              1997         1996       1995
                                            --------     --------   --------
                                              (Thousands, except per share
                                                        amounts)

        Net sales . . . . . . . . . . .      $2,309       $3,337    $2,443
        Cost of goods sold  . . . . . .       1,311        1,652     1,371
                                             ------       ------    ------
           Gross profit . . . . . . . .         998        1,685     1,072

        Selling, general and
         administrative . . . . . . . .       1,394        1,039       719
        Research and development  . . .          85          215       182
                                             ------       ------    ------
           Total operating expenses . .       1,479        1,254       901
                                             ------       ------    ------

        Operating income (loss) . . . .        (481)         431       171

        Other income (expenses):
           Undistributed earnings (loss)
            of affiliate  . . . . . . .         (57)          52        --
           Interest, net  . . . . . . .        (125)         (16)        9
           Other  . . . . . . . . . . .        (263)          --         4
                                             ------       ------    ------
                                               (445)          36        13

        Income (loss) before provision
        for income taxes  . . . . . . .        (926)         467       184
        Provision for income taxes  . .          --           25        12
                                             ------       ------    ------

        Net income (loss) . . . . . . .      $ (926)      $  442    $  172
                                             ======       ======    ======

        Earnings (loss) per common share:
           Basic  . . . . . . . . . . .     $  (.37)      $  .18    $  .08
                                             ======       ======    ======
           Diluted  . . . . . . . . . .     $  (.37)      $  .18    $  .08
                                             ======       ======    ======


                               See accompanying notes.

                             AMERICAN ELECTROMEDICS CORP.
                    STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY




                         COMMON STOCK
                         ------------
                                            ADDITIONAL                TOTAL
                                             PAID-IN    RETAINED  STOCKHOLDERS'
                       SHARES     AMOUNT     CAPITAL    DEFICIT      EQUITY
                       ------     ------    ----------  --------  ------------
                                            (THOUSANDS)
    Balance at
     July 30,
     1994 . . . . .   $1,838      $ 184      $2,281     $(1,694)     $  771

    Exercise of
     stock
     options  . . .      505         50         203          --         253
    Net income  . .       --         --          --         172         172
                      ------     ------      ------      ------      ------

    Balance at July
     29, 1995 . . .    2,343        234       2,484      (1,522)      1,196

    Investment in
     affiliate  . .      100         10         290         --          300
    Exercise of
     stock
     options  . . .       11          1           9         --           10
    Net income  . .       --         --          --         442         442
                      ------     ------      ------      ------      ------

    Balance
     at July 27,
     1996 . . . . .    2,454        245       2,783      (1,080)      1,948

    Sale of
     capital
     stock  . . . .       48          5         139          --         144
    Exercise of
     stock options,
     net  . . . . .       51          5          (3)         --           2
    Net loss  . . .       --         --          --        (926)       (926)
                      ------     ------      ------      ------      ------

    Balance at
     July 31,
     1997 . . . . .   $2,553      $ 255      $2,919     $(2,006)     $1,168
                      ======     ======      ======      ======      ======



                               See accompanying notes.

                             AMERICAN ELECTROMEDICS CORP.
                               STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED
                                           ------------------------------
                                           JULY 31,    JULY 27,   JULY 29,
                                             1997        1996       1995
                                           --------    --------   --------
                                                     (Thousands)

           OPERATING ACTIVITIES:
           Net income (loss) . . . . . .   $ (926)    $  442     $  172
           Adjustments to reconcile net
            income (loss) to net cash
            provided by (used in)
            operating activities:
           Depreciation and
            amortization . . . . . . . .       80         38         35
           Provision for doubtful
            accounts . . . . . . . . . .       (4)        --          8
           Undistributed earnings (loss)
            of affiliate . . . . . . . .       57        (52)        --
           Changes in operating assets
            and liabilities:
             Accounts receivable . . . .       43       (274)      (277)
             Inventories, prepaid and
              other current assets . . .     (106)      (317)      (114)
             Accounts payable and
              accrued liabilities  . . .      (22)        49        195
                                            -----      -----      -----
           Net cash provided by (used
            in) operating activities . .     (878)      (114)        19

           INVESTING ACTIVITIES:
           Investment in affiliate . . .       --       (519)        --
           Purchase of property and
            equipment, net . . . . . . .      (39)       (22)       (26)
                                            -----      -----      -----
           Net cash used in investing
            activities . . . . . . . . .      (39)      (541)       (26)

           FINANCING ACTIVITIES:
           Principal payments on
            long-term debt   . . . . . .     (129)       (43)        (6)
           Proceeds from long-term
            debt and bank line of
            credit . . . . . . . . . . .      500        500         --
           Issuance of common stock,
            net  . . . . . . . . . . . .      144         --         --
           Issuance of convertible
            subordinated debt  . . . . .      720         --         --
           Deferred financing costs  . .     (166)        --         --
           Proceeds from exercise of
            stock options  . . . . . . .        2         10        253
                                            -----      -----      -----

           Net cash provided by
            financing activities . . . .    1,071        467        247
                                            -----      -----      -----

           Increase (decrease) in
            cash and cash equivalents  .      154       (188)       240
           Cash and cash
            equivalents, beginning
            of year  . . . . . . . . . .      317        505        265
                                            -----      -----      -----
           Cash and cash
            equivalents, end of year . .   $  471     $  317     $  505
                                            =====      =====      =====

           NONCASH TRANSACTION:
            Stock issued for
             investment in affiliate . .   $   --    $   300     $   --


                               See accompanying notes.

                             AMERICAN ELECTROMEDICS CORP.
                            NOTES TO FINANCIAL STATEMENTS
                                    JULY 31, 1997


          1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
                  ------------------------------------------

          Business Description
          --------------------

             American Electromedics Corp. (the Company ) is engaged in the manufacture and sale of medical testing equipment principally to the United States and European medical community. The Company currently produces two devices designed for audiological testing purposes: Tympanometers(R), which apply a combination of pressure and sound to the ear drum to detect diseases of the middle ear, and Audiometers,which use sound at descending decibel levels to screen for hearing loss.

             The Company recognizes revenue upon receipt of a firm customer order and shipment of the product, net of allowances for warranties, which have not been material. The Company does not recognize revenue on product shipments that are subject to rights of return, evaluation periods, customer acceptance, or any other contingencies until such contingency has expired.

          Cash and Cash Equivalents
          -------------------------

             For the purpose of reporting cash flows, cash and cash equivalents include all highly liquid debt instruments with original maturities of three months or less. The carrying amount reported in the balance sheets for cash and cash equivalents approximates its fair value.

          Inventories
          -----------

             Inventories are stated at the lower of cost (first-in, first-out method) or market.

          Depreciation
          ------------

             Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method over the various estimated useful lives of the assets. Leasehold improvements are amortized over the life of the lease agreement. Repairs and maintenance costs are expensed as incurred and betterments are capitalized.

          Goodwill
          --------

             Goodwill is the purchase price in excess of the fair value of net assets acquired at the Company's date of acquisition. Goodwill is being amortized on a straight-line basis over 40 years. Amortization expense for each of the years ended 1997, 1996, and 1995 was $11,000. Accumulated amortization at July 31, 1997 and July 27, 1996 is $242,000 and $231,000, respectively.

             The Company continually assesses the recoverability of its goodwill based on estimated future results of operations and undiscounted cash flows in accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Based on the Company's assessment, there was no impairment in the carrying value of goodwill or its other long-lived assets at July 31, 1997 or July 27, 1996.

          Use of Estimates
          ----------------

             The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Stock Options
          -------------

             The Company grants stock options for a fixed number of shares to employees and others with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
          25), and related interpretations in accounting for its stock-based compensation plans because the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of options granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

          Income Taxes
          ------------

             Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

             The Company's deferred tax assets (which result primarily from net operating loss carryforwards and accrued expenses) as of July 31, 1997 and July 27, 1996 are $561,000 and $248,000,
          respectively. SFAS No. 109 requires a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes that some uncertainty exists and therefore has maintained a valuation allowance of $561,000 and $248,000 as of July 31, 1997 and July 27, 1996, respectively. As of July 31, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of $1,286,000 that expire from 2004 to 2012.

             The net provision for income taxes for the years ended July 31, 1997, July 27, 1996 and July 29, 1995 of $-0-, $25,000, and
          $12,000, respectively, are comprised entirely of currently payable state income taxes. There was no current Federal income tax provision due to the utilization of net operating loss carryforwards. Approximately $-0-, $511,000 and $190,000 of the Federal net operating loss carryforward was utilized during the years ended July 31, 1997, July 27, 1996 and July 29, 1995, respectively.

             Significant components of the Company's deferred tax assets are as follows:

                                                    1997          1996
                                                    ----          ----
           Deferred tax assets:
             Net operating loss carryforwards  $  437,000      $183,000
             Accrued expenses                      67,000         3,000
             Inventory                             24,000        43,000
             Other                                 16,000            --
             Reserves                              17,000        19,000
                                                ---------      --------
               Total deferred tax assets          561,000       248,000
             Valuation allowance for
               deferred tax assets               (561,000)     (248,000)
                                               ----------      --------
           Net deferred tax assets              $     -0-     $     -0-
                                               ==========     =========

          A reconciliation of income taxes computed at the federal statutory rates to income tax expense is as follows:

                             1997              1996                1995
                         -----------------------------------------------------

                      Amount   Percent    Amount     Percent   Amount   Percent
                      ------   -------    ------     -------   ------   -------
      Tax
       (Benefit)
       at Federal
       Statutory
       Rates       $(315,000)   (34%)     $159,000     34%    $63,000     34%
      State Income
       Taxes, net of
       federal tax
       benefit            --     --         17,000      4       8,000      4
      Change in
       Valuation
       Reserve       313,000     34       (122,000)   (26)    (63,000)   (34)
      Goodwill
       Amortization   13,000      1          4,000      1       4,000      2
      Other          (11,000)    (1)       (33,000)    (7)         --     --
                     -------   ----        -------   ----      ------    ---
        Total        $    --      0%       $25,000      6%    $12,000      6%
                     =======   ====        =======   ====      ======    ===



          Reverse Stock Split
          -------------------

             In November 1996, the Company effected a one-for-five reverse stock split. The weighted average shares outstanding and all share, stock option share and per share amounts included in the accompanying financial statements and notes have been restated giving retroactive effect to the reverse stock split. Certain amounts in fiscal 1996 and 1995 with respect to par value of common stock and additional paid-in capital have been reclassified to effect the reverse stock split.

          Change in Year End
          ------------------

             Effective July 31, 1997, the Company is reporting its month end on the last day of each month for accounting purposes.


          2.      INVENTORIES:
                  ------------

             Inventories consist of the following at:

                               July 31, 1997           July 27, 1996
                               -------------           -------------

           Raw materials          $264,000                 $339,000
           Work-in-process          31,000                   51,000
           Finished goods          180,000                   90,000
                                  --------                 --------
                                  $475,000                 $480,000
                                  ========                 ========

          3.      INVESTMENT IN AFFILIATE:
                  -----------------------

             In January 1996, the Company invested $519,000 of cash and issued 100,000 shares of its common stock for a fifty percent interest in Rosch GmbH Medizintechnik ("Rosch GmbH"). The 100,000 shares were valued at $3.00 per share, which represents the fair market value of the stock. This investment is being accounted for by the Company under the equity method of accounting. Rosch GmbH is a marketing and distribution company based in Berlin, Germany specializing in the distribution of healthcare products, including the Company's products, to primary care physicians throughout Europe. In January 1996, Rosch GmbH sold its exclusive distributorship rights for a manufacturer's ear, nose, and throat ("ENT") line of products in order to concentrate on the Company's products as well as other healthcare products. At July 31, 1997, the investment in Rosch GmbH exceeded the Company's share of the underlying net assets by approximately $646,000. This amount is being amortized over twenty-five years. Amortization expense for the years ended July 31, 1997 and July 27, 1996 was $28,000 and $16,000, respectively.

             Accounts receivable from affiliates recorded in the Company's balance sheets represent trade receivables arising through the normal course of business. The balances consist primarily of sales of the Company's audiometric products to Rosch GmbH. As discussed in Note 9, Rosch GmbH represents a significant customer of the Company. Intercompany profits relating to sales of the Company's products to Rosch GmbH are eliminated based on the Company's 50% equity ownership of Rosch GmbH.

             Summarized unaudited financial information of Rosch GmbH is as follows:

                                      Year Ended         7 Months Ended
                                    July 31, 1997         July 27, 1996
                                     -------------        -------------

           Sales . . . . . . . . .    $3,920,000            $1,893,000
           Gross profit  . . . . .     1,340,000               853,000
           Net (loss) income . . .       (58,000)              136,000
           Current assets  . . . .     2,435,000             1,365,000
           Non-current assets  . .       211,000               179,000
           Current liabilities . .     1,687,000               770,000
           Non-current
            liabilities  . . . . .       737,000               370,000


          4.      DEBT:
                  -----

             In 1996, the Company entered into a term loan agreement with a bank. The loan is payable in equal monthly installments through December 1998. Interest is based on the Wall Street Journal Prime Rate plus 1/2% (9.0% as of July 31, 1997). As of July 31, 1997, there was $95,000 outstanding under this loan.

             In October 1996, the Company completed a placement (the "Placement") of 12 units (the "Units") at a price of $75,000 per Unit, or an aggregate of $900,000. Each Unit consisted of a $60,000 principal amount 14% Convertible Subordinated Debenture due October 31, 1999 (the "Debenture") and 4,000 shares of Common Stock valued at $3.75 per share, the fair market value, or an aggregate of $720,000 principal amount of Debentures and 48,000 shares of Common Stock. The aggregate financing costs of the Placement was $202,000, of which $36,000 was for the Common Stock and $166,000 was for the Debentures.

             The Debentures are convertible into Common Stock at $3.75 per share upon or after the Debentures are called for redemption or the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the underlying shares of Common Stock, subject to customary anti-dilution provisions. The Company may call all or part of the Debentures at par, plus accrued interest, at any time after October 31, 1997. The Debentures contain various covenants, including a restriction on the payment of cash dividends on its Common Stock.

             In October 1996, the Company received a $500,000 Term Loan from its bank and the Company's revolving line of credit was increased to $400,000 from $300,000. The bank had conditioned the closing of the Term Loan on the Company receiving at least $700,000 from the issuance of subordinated debentures and/or capital stock, which condition was fulfilled by the Placement. The Term Loan is repayable over five years, bears annual interest at prime plus 1/2%. As of July 31, 1997 there was $437,000 outstanding under the Term Loan and $300,000 outstanding under this revolving line of credit.

             Borrowings under the bank loans are collateralized by essentially all of the assets of the Company.

             Principal payments due on long-term debt are as follows:

                                 1998    $   152,000
                                 1999        173,000
                                 2000        895,000
                                 2001         32,000
                                            --------
                                          $1,252,000
                                           =========

             As of July 31, 1997, the Company was not in compliance with certain financial covenants under its loan agreement. As a result, the Company received waivers and entered into a Forbearance and Workout Agreement with the bank, as described in
          Note 10.

          5.      EARNINGS PER COMMON SHARE:
                  -------------------------
             In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statementt 128 requirements. Earnings per common share for the years ended July 31, 1997, July 27, 1996 and July 29, 1995 were computed using weighted average shares outstanding of 2,510,296, 2,493,854 and 2,238,483, respectively.

          6.      STOCK OPTIONS:
                  -------------

             In 1988, the Company adopted the 1987 Nonqualified Stock Option Plan providing for the issuance of up to 200,000 shares of the Company's common stock. This Plan expired in July 1997 and no options remain outstanding thereunder.

             In 1995, the Company granted certain officers options to purchase a total of 50,000 shares of the Company's common stock at fair market value on the date of grant. During fiscal 1997, options to purchase 3,550 shares of common stock were exercised and options for 16,450 shares were canceled. There remains outstanding an option for 30,000 shares which is exercisable and expires no later than four years from the date of grant.

             In 1996, the Company granted to a consultant an option to purchase a total of 13,000 shares of the Company's common stock at fair market value on the date of grant. The option is exercisable and expires no later than three years from the date of grant. The Company expensed approximately $10,000 and $50,000 in 1996 and 1997, respectively, based on the fair market value of the consultant's services over the twelve-month term of the consulting agreement.

             In October 1996, the Company's stockholders approved the 1996 Stock Option Plan providing for the issuance of up to 300,000 shares of the Company's common stock. The plan is administered by the Board of Directors or an Option Committee. Options granted under this Plan would be either incentive stock options or non-qualified stock options which would be granted to employees, officers, directors and other persons who perform services for or on behalf of the Company. Options are exercisable as determined at the time of grant except options to officers or directors may not vest earlier than six months from the date of grant, and the exercise price of all the option cannot be less than the fair market value at the date of grant.

             In 1997, the Company granted certain directors and officers of the Company options to purchase 480,000 shares under separate option agreements. The options were granted at the fair market value of the Company's Common Stock on the date of grant. The options vest over four years and expire ten years from the date of grant.

          FAS 123 DISCLOSURE

             Pro forma information regarding net income (loss) is required by FAS 123 (Stock-Based Compensation), which requires that the information be determined as if the Company had accounted for its employee stock options grants under the fair value method of that Statement. The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                        OPTIONS
                                                  1997           1996
                                                  ----           ----

           Expected life (years)                   4.7              4
           Interest rate                             6%             6%
           Volatility                             1.15           1.13
           Dividend yield                          0.0%           0.0%


             The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because FAS 123 is applicable only to options granted subsequent to July 29, 1995, its pro forma effect will not be fully reflected until fiscal year 1999. The Company's pro forma information is as follows:

                                                     1997         1996
                                                     ----         ----

           Pro forma net income (loss)          $(1,238,759)    $429,134
           Pro forma net income (loss)
            per share                           $     (0.49)    $   0.17

          Option activity for the years ended 1997, 1996 and 1995 is summarized below:

                                  1997           1996           1995
                       -------------------------------------------------------

                                 Weighted           Weighted           Weighted
                                  Average            Average            Average
                                 Exercise           Exercise           Exercise
                        Shares     Price    Shares    Price    Shares    Price
                        ------   --------   ------  --------   ------   ------

      Outstanding at
       beginning
       of year         133,000    $1.58   131,000    $0.93   585,000     $0.53

        Granted        480,000     3.36    13,000     7.50   120,000      0.93
        Expired or
          canceled    (136,000)    3.45        --       --  ( 69,000)     0.68
        Exercised     ( 74,000)    0.66  ( 11,000)    0.94  (505,000)     0.50
                      --------           --------           --------

      Outstanding at
       end of year     403,000     3.23   133,000     1.58   131,000      0.93
                      ========           ========           ========

      Exercisable at
       end of year     111,000     3.11   107,000     0.87    11,000      0.94
                      ========           ========           ========

      Available for
       future grants   240,000             10,000             10,000
                     =========           ========           ========

      Weighted
       -average fair
       value of
       options
       granted during
       year                       $2.54              $4.52


     The following table presents weighted-average price and life information about significant option grants outstanding at July 31, 1997:

                                                             Options
                                 Options Outstanding       Exercisable
                     ----------------------------------------------------------
                                    Weighted
                                    Average    Weighted                Weighted
        Range of                   Remaining    Average                Average
        Exercise       Number     Contractual  Exercise     Number     Exercise
         Prices      Outstanding      Life       Price    Exercisable   Price
       ----------    ----------    ----------  --------   -----------  --------

      $1.41            30,000        1 Year     $1.41     30,000       $1.41
      $3.00 - $4.37   360,000        1 Year      3.23     68,000        3.00
      $7.50            13,000       3 Years      7.50     13,000        7.50
                      -------                            -------

                      403,000                            111,000
                      =======                            =======


          7.   OTHER EXPENSES
               --------------

               The Company incurred $263,000 in other charges during 1997. This amount included $125,000 associated with the legal proceeding involving the former president of the Company and $100,000 for the write-off of purchased technology from BioFlo Systems. This technology was intended to measure the viscosity of human blood plasma. However, it was subsequently determined not to be commercially feasible.


          8.   COMMITMENTS:
               -----------

               The Company leased its principal offices and manufacturing facility under an operating lease which expired in March 1997. Since that time the Company has leased the facilities on a month-to-month basis. Rent expense for the year ended July 31, 1997 was $15,500 and for the years ended July 27, 1996 and July 29, 1995 was $13,500 and $12,000, respectively.


          9.   CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS:
               ------------------------------------------------

               The Company's primary customers are in the medical field. At July 31, 1997 and July 27, 1996, substantially all accounts receivable balances are concentrated in this industry. The Company sells products and extends credit based on an evaluation of the customer's financial condition, generally without regard to collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

               A major customer of the Company accounted for 20%, 41% and 15% of the Company's net sales for the years ended July 31, 1997, July 27, 1996 and July 29, 1995, respectively.

          10.  SUBSEQUENT EVENTS
               -----------------

               The Company entered into a Forbearance and Workout Agreement (the "Workout Agreement") with its bank on October 28, 1997 as a result of it not being in compliance with certain financial
          covenants under its loan agreement as of July 31, 1997.   Under
          the Workout Agreement, the bank has waived the non-compliance of the covenants for a period of one year on the condition that the Company agreed to, among other things, raise within 30 days an additional $250,000 of equity capital and to apply $150,000 of such amount against outstanding term loans. Additionally, as part of the Workout Agreement, the Company's revolving line of credit was reduced to $300,000. Certain of the loan agreement financial covenants were also amended to more reasonably reflect the Company's current financial position.

               In connection with the October 1997 amendments to the bank arrangements and its efforts to obtain additional equity capital, the conversion price of the Debentures had been reduced from $3.75 to $1.00 per share. As of November 3, 1997, the holders of all $720,000 principal amount of Debentures have elected to convert. As a result of this conversion, the Company has reduced its long-term debt by $720,000 and issued 720,000 shares of common stock. The Company also will record a charge of approximately $100,000 to write-off deferred financing costs capitalized upon initial issuance of the Debentures.

                             AMERICAN ELECTROMEDICS CORP.
                          UNAUDITED CONDENSED BALANCE SHEET
                                 AS OF APRIL 30, 1998

                                                             APRIL 30, 1998
                                                            ----------------
                                                              (Thousands)
           ASSETS
           Current Assets:
           Cash and cash equivalents . . . . . . . . .               $  110
           Accounts receivable, Trade  . . . . . . . .                1,242
           Inventories . . . . . . . . . . . . . . . .                1,829
           Prepaid and other current assets  . . . . .                1,579
                                                                      -----
             Total current assets  . . . . . . . . . .                4,760

           Property and equipment  . . . . . . . . . .                  840
           Accumulated depreciation  . . . . . . . . .                 (418)
                                                                      -----
                                                                        422

           Deferred financing costs  . . . . . . . . .                   21
           Investment in affiliate . . . . . . . . . .                  311
           Goodwill  . . . . . . . . . . . . . . . . .                  849
                                                                      -----
                                                                     $6,363
                                                                     ======

           LIABILITIES & STOCKHOLDERS' EQUITY
           Current Liabilities:
           Accounts payable  . . . . . . . . . . . . .              $   923
           Bank line of credit . . . . . . . . . . . .                  285
           Accrued liabilities . . . . . . . . . . . .                  469
           Current portion of long-term debt . . . . .                  167
                                                                      -----
              Total current liabilities  . . . . . . .                1,844

           Convertible subordinated debentures . . . .                   --
           Long-term debt  . . . . . . . . . . . . . .                1,118

           Stockholders' Equity:
           Preferred stock, $.01 par value; Authorized-
             1,000,000 shares; Outstanding-none  . . .                   --
           Common stock, $.10 par value; Authorized-
             20,000,000 shares; Outstanding- 5,663,136
             shares at April 30, 1998  . . . . . . . .                  566
           Additional paid-in capital  . . . . . . . .                5,682
           Retained deficit  . . . . . . . . . . . . .               (2,752)
           Foreign currency translation adjustment . .                  (95)
                                                                      -----
              Total stockholders' equity . . . . . . .                3,401
                                                                      -----
                                                                     $6,363
                                                                      =====

             See notes to Unaudited Condensed Financial Statements.

                             AMERICAN ELECTROMEDICS CORP.
                     UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED APRIL 30, 1998 AND APRIL 26, 1997


                                                        Nine Months Ended
                                                        -----------------
                                                 April 30, 1998  April 26, 1997
                                                 --------------  --------------
                                                  (Thousands, except per share
                                                            amounts)


          Net sales . . . . . . . . . . . . . . .  $    5,095     $   1,486
          Cost of goods sold  . . . . . . . . . .       2,979           841
                                                   ----------    ----------
            Gross profit  . . . . . . . . . . . .       2,116           645

          Selling, general and administrative . .       2,637         1,100
          Research and development  . . . . . . .          --            85
                                                   ----------    ----------
            Total operating expenses  . . . . . .       2,637         1,185
                                                   ----------    ----------

          Operating loss  . . . . . . . . . . . .        (521)         (540)

          Other income (expenses):
            Undistributed earnings of affiliate .          56           (55)
            Interest, net . . . . . . . . . . . .        (137)          (81)
            Minority interest in affiliate  . . .         (85)           --
            Other . . . . . . . . . . . . . . . .         (58)         (250)
                                                   ----------    ----------
                                                         (224)         (386)

          Loss before
           income taxes . . . . . . . . . . . . .        (745)         (926)
          Income tax Benefit  . . . . . . . . . .          (2)           --
                                                   ----------    ----------
          Net loss  . . . . . . . . . . . . . . .  $     (747)    $    (926)
                                                   ==========    ==========

          Weighted average common
           shares outstanding . . . . . . . . . .   4,002,804     2,495,232
                                                   ==========    ==========

          Loss per common share:
            Basic . . . . . . . . . . . . . . . .  $     (.19)   $     (.37)
                                                   ==========    ==========
            Diluted . . . . . . . . . . . . . . .  $     (.19)   $     (.37)
                                                   ==========    ==========


               See notes to Unaudited Condensed Financial Statements.

                             AMERICAN ELECTROMEDICS CORP.
                     UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED APRIL 30, 1998 AND APRIL 26, 1997


                                                 NINE MONTHS ENDED
                                                 -----------------
                                        APRIL 30, 1998       APRIL 26, 1997
                                        --------------       --------------
                                                    (THOUSANDS)
          Operating activities:
          Net loss  . . . . . . . .        $   (747)            $   (926)
          Adjustments to
           reconcile net
           loss to net cash
           used in operating
           activities:
              Depreciation and
              amortization  . . . .             265                   56
              Undistributed
              earnings of
              affiliate . . . . . .             (56)                  55
              Minority interest
              in affiliate  . . . .              85                   --
              Changes in operating
              assets and
              liabilities:
                 Accounts
                  receivable  . . .             189                  135
                 Inventories,
                  prepaid and
                  other current
                  assets  . . . . .            (985)                (361)
                 Accounts payable
                  and accrued
                  liabilities . . .            (233)                  16
                                             ------               ------
                 Net cash used in
                  operating
                  activities  . . .          (1,482)              (1,025)

          Investing activities:
          Purchase of property and
           equipment, net . . . . .            (267)                 (36)
                                             ------               ------
          Net cash used in
           investing activities . .            (267)                 (36)

          Financing activities:
          Principal payments on
           long-term debt . . . . .            (265)                 (84)
          Proceeds from long-term
           debt and bank line of
           credit . . . . . . . . .             236                  500
          Proceeds from issuance
           of common stock, net . .           1,924                  144
          Proceeds from issuance
           of convertible
           subordinated debt  . . .              --                  720
          Redemption of
           convertible
           subordinated debt  . . .            (720)                  --
          Deferred financing costs               --                 (166)
          Proceeds from exercise
           of stock options . . . .             150                    2
                                             ------               ------
              Net cash provided by
              financing activities            1,325                1,116

          Effect of exchange
           rate changes on cash
           and cash equivalents . .               1                   --
          Increase (decrease)
           in cash and cash
           equivalents  . . . . . .            (423)                  55
          Cash and cash
           equivalents,
           beginning of period  . .             533                  317
                                             ------               ------
          Cash and cash
           equivalents, end
           of period  . . . . . . .         $   110              $   372
                                             ======               ======

          Supplemental disclosure
           of cash flow information
          Non-cash activities
           Common stock issued in
            connection with
            consulting agreement . .       $  1,000              $    --
                                            =======               ======


              See notes to Unaudited Condensed Financial Statements.

                             AMERICAN ELECTROMEDICS CORP.
                 NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                    APRIL 30, 1998
                                     (Unaudited)


          1.   BASIS OF PRESENTATION
               ---------------------

          The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

          The Company changed its method from the equity method of accounting for Rosch GmbH Medizintechnik ("Rosch GmbH") to a consolidated basis on August 11, 1997 based upon the Company's determination that it had reached the definition of control of Rosch GmbH as of August 11, 1997 under generally accepted accounting principles. The Company's determination of control of Rosch GmbH was based primarily upon the successful completion of negotiations to acquire effective voting control. For the quarterly period ended October 31, 1997, the Company consolidated the Company and Rosch GmbH, however, the Company continued only to recognize earnings of Rosch GmbH up to its 50% ownership share until the remaining 50% was purchased. On December 18, 1997, the Company closed on the purchase of the remaining 50% of the outstanding capital stock of Rosch GmbH paying $50,000 plus 105,000 shares of the Company's Common Stock, pursuant to a Stock Purchase Option Agreement, dated as of November 1, 1997. As a result of this transaction, the Company has recognized 100% of earnings by Rosch GmbH since the quarter ended January 31, 1998.

          The following proforma information is presented for comparative purposes to disclose information on the financial position and results of operations of the Company and Rosch GmbH had they been consolidated for the nine months ended April 30, 1998:


                                              (IN 000's)

                                  Nine Months          Nine Months
                                     Ended                Ended
                                 April 30, 1998       April 26, 1997
                                 --------------       --------------

          Sales                      $ 5,095              $ 3,302
          Gross profit                 2,116                1,086
          Net loss                      (747)                (967)
          Current assets               4,760                3,722
          Non-current assets           1,603                1,294
          Current liabilities          1,844                2,052
          Non-current liabilities      1,118                1,744


          Foreign Currency Translation
          ----------------------------

          The financial statements of the Company's foreign subsidiary have been translated into U.S. dollars in accordance with Statement of Financial Standards No. 52, Foreign Currency Translation. All balance sheet amounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using average exchange rates. The gains and losses resulting from the changes in exchange rates from the date of acquisition of Rosch GmbH to April 30, 1998 have been reported separately as a component of stockholders equity.

          The aggregate transaction gains and losses are insignificant.

          2.   INVESTMENT IN AFFILIATE
               -----------------------

          On December 18, 1997, the Company invested $150,000 and issued 105,000 shares of its Common Stock for a 45% interest in Meditronic Medizinelektronik GmbH ("Meditronic"), pursuant to a Stock Purchase Option Agreement, dated as of November 1, 1997. Meditronic is a development and manufacturing company based in Germany, specializing in the manufacture of medical camera systems. Substantially all of Meditronic's sales are to Rosch GmbH. At April 30, 1998, the investment in Meditronic exceeded the Company's share of the underlying equity in net assets by approximately $190,000 and is being amortized over twenty-five years.


          3.   DEBT
               ----

          On October 28, 1997, the Company entered into a Forbearance and Workout Agreement with its bank as a result of the Company not being in compliance with certain financial covenants under its loan agreement as of July 31, 1997. The bank waived the non-compliance and the Company agreed to, among other things, raise an additional $250,000 of equity capital and to apply $150,000 of such amount against outstanding term loans. Additionally, as part of this Agreement, the Company's revolving line of credit was reduced to $300,000. Certain of the loan agreement financial covenants were also amended to more reasonably reflect the Company's current financial position. See
          Note 6, Subsequent Events.

          As of November 26, 1997, the Company closed a private placement of 1,030,000 shares of Common Stock at a price of $1.00 per share, and used $150,000 of the placement proceeds to repay portions of its bank indebtedness.

          In connection with the October 1997 amendments to its bank arrangements and efforts to obtain additional equity capital, the Company reduced the conversion price of its outstanding 14% Convertible Subordinated Debentures (the "Debentures") from $3.75 to $1.00 per share of Common Stock. As of November 3, 1997, the holders of all outstanding $720,000 principal amount of Debentures elected to convert. As a result of these conversions, the Company also reduced its long-term debt by $720,000 and issued 720,000 shares of Common Stock.


          4.   CAPITAL STOCK
               -------------

          Effective as of March 15, 1998, the Company retained Liviakis Financial Communications, Inc. ("LFC") as a financial consultant for a term of one year for a fee of 1,000,000 shares of the Company's Common Stock, valued at $1.00 per share, the fair market value, and warrants for an additional 1,000,000 shares of Common Stock exercisable at $1.00 per share for four years. LFC would receive a finder's fee equal to 2.5% of the gross funding of any debt or equity placement and 2% of the gross consideration on any acquisition for which LFC acts as a finder for the Company.

          5.   YEAR 2000
               ---------

          The Company has completed an assessment of Year 2000 issues with respect to its computer systems. The Company believes that the Year 2000 issue will not pose significant operational problems for its computer systems in that all required modifications and conversions to comply with Year 2000 requirements should be fully completed by the third quarter of 1999. In the opinion of management, the total cost of addressing the Year 2000 issue will not have a material impact on the Company's financial position or results of operations.


          6.   SUBSEQUENT EVENTS
               -----------------

          On May 5, 1998, the Company acquired Dynamic Dental Systems, Inc., a Delaware corporation ("DDS"), in exchange for 750,000 shares of the Company's Common Stock and $225,000, pursuant to an Agreement and Plan of Merger, whereby DDS became a wholly-owned subsidiary of the Company. DDS is based in Gainesville, Georgia and is a distributor of digital operator hardware, cosmetic imaging software, and intraoral dental cameras.

          On May 12, 1998, the Company acquired Equidyne Systems, Inc., a California corporation ("ESI"), in exchange for 600,000 shares of the Company's Common Stock, pursuant to an Agreement and Plan of Merger, whereby ESI became a wholly-owned subsidiary of the Company. ESI is based in San Diego, California and is engaged in the development of the INJEX(TM) needle-free drug injection system.

          During May 1998, the Company closed the placement of three tranches of 1,000 shares each of Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), to one purchaser (the "Purchaser") at a purchase price of $1,000 per share or an aggregate purchase price of $3 million, pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), among the Company, West End Capital LLC ("West End") and the Purchaser. As part of its entry into the Purchase Agreement, the Company entered into a Registration Rights Agreement (the "Registration Agreement") and a Warrant Agreement. Concurrently with the closing for the first tranche of Series A Preferred Stock, the Company issued warrants under the Warrant Agreement (the "Warrants") to West End for the purchase of 50,000 shares of the Company's Common Stock at an exercise price of $4.80 per share, subject to customary anti-dilution provisions, expiring on May 5, 2002. The Company also issued warrants for the purchase of 30,000 shares of Common Stock to the placement agent, exercisable at $4.40 per share for three years.

          The Registration Agreement requires the Company to file a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, for the Warrants and shares of the Company's Common Stock underlying the Series A Preferred Stock and the Warrants.

          The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, and provides for an annual dividend equal to 5% of the liquidation preference, which may be paid at the election of the Company in cash or shares of its Common Stock. The annual dividend rate was increased to 12% as of June 5, 1998 because the Company did not file the Registration Statement covering the Common Stock underlying the Series A Preferred Stock within 30 days of the initial closing. Such rate may increase up to 18% by reason of further delays in the effective date of the Registration Statement, and remain in effect until the effective date thereof when the dividend rate would return to 5%.

          =================================================================
               NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
          EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                   ----------------

                                  TABLE OF CONTENTS
                                                                       Page
                                                                       ----
          Prospectus Summary  . . . . . . . . . . . . . . . . . . . .
          Risk Factors  . . . . . . . . . . . . . . . . . . . . . . .
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .
          Dividend Policy . . . . . . . . . . . . . . . . . . . . . .
          Capitalization  . . . . . . . . . . . . . . . . . . . . . .
          Dilution  . . . . . . . . . . . . . . . . . . . . . . . . .
          Selected Financial Information  . . . . . . . . . . . . . .
          Management's Discussion and Analysis of
          Financial Condition and Results of
          Operations  . . . . . . . . . . . . . . . . . . . . . . . .
          Business  . . . . . . . . . . . . . . . . . . . . . . . . .
          Management  . . . . . . . . . . . . . . . . . . . . . . . .
          Security Ownership of Management and
            Certain Securityholders   . . . . . . . . . . . . . . . .
          Certain Transactions  . . . . . . . . . . . . . . . . . . .
          Description of Securities . . . . . . . . . . . . . . . . .
          Plan of Distribution  . . . . . . . . . . . . . . . . . . .
          Shares Eligible for Future Sale . . . . . . . . . . . . . .
          Legal Matters . . . . . . . . . . . . . . . . . . . . . . .
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . .
          Additional Information  . . . . . . . . . . . . . . . . . .
          Index to Financial Statements . . . . . . . . . . . . . . .


                                   ----------------

          =================================================================


          =================================================================



                                   5,320,224 SHARES
                                     COMMON STOCK
                                         AND
                                  50,000 COMMON STOCK
                                   PURCHASE WARRANTS








                                     AMERICAN
                                   ELECTROMEDICS
                                       CORP.








                                 ----------------
                                    PROSPECTUS
                                 ----------------












                                  ( )   , 1998


       =================================================================

                                       PART II


                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Article VII of the By-laws of the Company provides in part that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").

             Section 145 of the DGCL permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

             A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view or all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

             In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

             The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of such insur-ance is to indemnify any officer or director of the Company against expenses, judgements, fines, attorney's fees and other amounts paid in settlements incurred by him, subject to certain exclusions. Such insurance does not insure against any such amount incurred by an officer or director as a result of his own dishonesty.

          ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

           Registration Fee  . . . . . . . . . . . . . . .  $   5,233.39

           Legal Fees and Expenses . . . . . . . . . . . .      [        ]

           Accounting Fees and Expenses  . . . . . . . . .      [        ]

           Printing  . . . . . . . . . . . . . . . . . . .      [        ]

           Miscellaneous Expenses  . . . . . . . . . . . .      [        ]
                                                            -------------

              Total  . . . . . . . . . . . . . . . . . . .  $  [        ]
                                                            =============


          ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

               The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act.

               In January 1996, the Company purchased a fifty percent interest in Rosch GmbH Medizintechnik ("Rosch GmbH") from Andy Rosch ("Rosch") for a sum of cash and 100,000 shares of the Company's Common Stock. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In October 1996, the Company completed a private placement of 12 Units at a price of $75,000 per Unit to a group of accredited investors. Each Unit consisted of a $60,000 principal amount 14% Convertible Subordinated Debenture due October 31, 1999 (a "Debenture") and 20,000 shares of the Company's Common Stock, or an aggregate of $720,000 principal amount of Debentures and 48,000 shares of Common Stock. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In November 1997, the Company issued 720,000 shares of Common Stock upon the conversion of the Debentures. The Company relied on the exemption provided by Section 3(a)(9) of the Securities Act.

               In November 1997, the Company completed a private placement of 1,050,000 shares of Common Stock at a purchase price of $1.00 per share to a group of accredited investors. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In December 1997, the Company purchased the remaining fifty percent interest in Rosch GmbH from Rosch and a forty-five percent interest in Meditronic Medizinelektronik for a sum of cash and 210,000 shares of the Company's Common Stock. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In February 1998, the Company issued 1,000,000 shares of Common Stock and warrants to purchase an additional 1,000,000 shares of Common Stock, exercisable at $1.00 per share for four years, in payment of the fee under a financial consulting agreement between the Company and Liviakis Financial

          Communications, Inc. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In April 1998, pursuant to an Agreement and Plan of Merger, dated as of April 30, 1998, by and among the Company, DDS Acquisition Corporation, a wholly-owned subsidiary of the Company, Dynamic Dental Systems, Inc. ("DDS"), Henry J. Rhodes, Charles S. Aviles, Jr., and Barry A. Hochstadt, the Company acquired all of the outstanding shares of common stock of DDS for a sum of cash and 750,000 shares of the Company's Common Stock. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In May 1998, pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998, by and among the Company, ESI Acquisition Corporation, a wholly-owned subsidiary of the Company, and Equidyne Systems, Incorporated ("ESI"), the Company acquired all of the outstanding shares of common stock of ESI for 600,000 shares of the Company's Common Stock. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

               In May 1998, the Company closed the private placement of three tranches of 1,000 shares each of Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), to one accredited investor (the "Purchaser") at a purchase price of $1,000 per share or an aggregate purchase price of $3 million, pursuant to a Securities Purchase Agreement, dated as of May 5, 1998 (the "Purchase Agreement"), among the Company, West End Capital LLC ("West End") and the Purchaser. As part of its entry into the Purchase Agreement, the Company entered into a Warrant Agreement. Concurrently with the closing for the first tranche of Series A Preferred Stock, the Company issued warrants under the Warrant Agreement (the "Warrants") to West End for the purchase of 50,000 shares of the Company's Common Stock at an exercise price of $4.80 per share for three years. The Company also issued Warrants for the purchase of 30,000 shares of Common Stock to the placement agent, exercisable at $4.40 per share for three years. The Company relied on the exemption provided by
          Section 4(2) of the Securities Act.


          ITEM 27.     EXHIBITS.

          EXHIBIT
          NUMBER         DESCRIPTION OF EXHIBIT
          ------------------------------------

          3.1.1 Certificate of Incorporation of the Company (filed as Exhibit 3(a)(1) to Registration No. 2-71775, and incorporated herein by reference).

          3.1.2 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 27, 1987 (filed as Exhibit 3(a)(2) to the Company's Form 10-Q for the fiscal quarter ended January 31, 1987, and incorporated herein by reference).

          3.1.3 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on October 9, 1990 (filed as Exhibit 3(a)(3) to the Company's Form 10-K for the fiscal year ended July 28, 1990, and incorporated herein by reference).

          3.1.4 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on November 7, 1996 (filed as Exhibit 3.1.4 to the Company's Form 10-K for the fiscal year ended July 31, 1997, and incorporated herein by reference).

          3.1.5 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State on May 4, 1998 (filed as
                         Exhibit 2.1 to the Company's Form 8-K for an event of May 5, 1998 (the "May 1998 Form 8-K"), and incorporated herein by reference).

          3.1.6 Certificate of Description of Series A Convertible Preferred Stock of the Company (filed with the Secretary of State of Delaware on May 5, 1998, filed as Exhibit 2.2 to the May 1998 Form 8-K, and incorporated herein by reference).

          3.2 By-Laws of the Company (filed as Exhibit 3(b) to Registration No. 2-71775, and incorporated herein by reference)

          3.3 Amendments to the By-Laws of the Company (filed as Exhibit 3(c) to the Company's 1990 Form 10-K and incorporated herein by reference)

          4.1            Form of Common Stock Certificate (filed as
                         Exhibit 4 to the Registration No. 2-71775 and incorporated herein by reference)

          5.**           Opinion of Thelen, Reid & Priest LLP

          10.1* Commercial Lease, dated March 23, 1998, by and between Mareld Company, Inc. and the Company.

          10.2.1 1983 Incentive Stock Option Plan (filed as Exhibit A to Registrant's 1983 Information Statement, and incorporated herein by reference).

          10.2.2 Form of 1983 Incentive Stock Option Certificate (filed as Exhibit (10)-12 to the Compoany's Form 10-K for the fiscal year ended July 28, 1984 ["1984 Form 10-K"] and incorporated herein by reference).

          10.3.1 1983 Non-Qualified Stock Option Plan (filed as Exhibit B to the Company's 1983 Information Statement, and incorporated herein by reference).

          10.3.2         Form of 1983 Non-Qualified Stock Option
                         Certificate (filed as Exhibit (10)-13 to the Company's 1984 Form 10-K, and incorporated herein by reference).

          10.4 1996 Stock Option Plan (filed as Exhibit A to Company's 1996 Proxy Statement, and incorporated herein by reference).

          10.5 Form of Employment Agreement, dated as of July, 31, 1995, between the Company and Noel
                         A. Wren (filed as Exhibit 10.5 to
                         the Company's Form 10-KSB for the fiscal year ended July 29, 1995 ["1995 Form 10-KSB"], and incorporated herein by reference).

          10.6 Consulting Agreement, dated as of March 24, 1995, between the Company and Alan Gelband Company, Inc. (filed as Exhibit 10.6 to the Company's 1995 Form 10-KSB, and incorporated herein by reference).

          10.7 Stock Purchase Agreement, dated January 11, 1996, between the Company and Andy Rosch (filed as Exhibit 1 to the Company's Form 8-K for an event of January 11, 1996, and incorporated herein by reference).

          10.8.1         Loan Agreement, dated October 4,
                         1996, between the Company and
                         Citizens Bank New Hampshire (the
                         "Bank") (filed as Exhibit 10.9.1 to
                         the Company's Form 10-KSB for the
                         fiscal year ended July 27, 1996
                         (the "1996 Form 10-KSB") and
                         incorporated herein by reference).

          10.8.2         Security Agreement, dated October
                         4, 1996, between the Company and the
                         Bank (filed as Exhibit 10.9.2 to
                         the Company's 1996 form 10-KSB, and
                         incorporated herein by reference).

          10.8.3 Revolving Line of Credit Promissory Note, dated October 4, 1996, from the Company to the Bank (filed as Exhibit 10.9.3 to the Company's 1996 Form 10-KSB, and incorporated herein by reference).

          10.8.4 Term Promissory Note, dated October 4, 1996, from the Company to the Bank (filed as Exhibit 10.9.4 to the Company's 1996 Form 10-KSB, and incorporated herein by reference).

          10.9           Form of 14% Convertible Subordinated
                         Debenture, due October 31, 1999 (filed as
                         Exhibit 4 to the Company's Form 8-K for an event of October 25, 1996, and incorporated herein by reference).

          10.10*         Amended Employment Agreement,
                         dated as of January 1, 1998,
                         between the Company and Thomas A.
                         Slamecka.

          10.11*         Employment Agreement, dated January
                         1, 1998, between the Company and
                         Michael T. Pieniazek.

          10.12 Forbearance and Workout Agreement, dated October 28, 1997, between Registrant and the Bank (filed as Exhibit 10.12 to Registrant's Form 10-K for the fiscal year ended July 31, 1997 ["1997 Form 10-K"] and incorporated herein by reference).

          10.13 Standstill Agreement, dated October 1, 1997, between Registrant and Alan Gelband (filed as Exhibit 10.13 to the Company's 1997 Form 10-K and incorporated herein by reference).

          10.14*         Contract of Employment between
                         Rosch GmbH Medizintechnik and Andy
                         Rosch effective January 1, 1996.

          10.15 Agreement and Plan of Merger, dated as of April 30, 1998, among the Company, DDS Acquisition Corporation, Dynamic Dental Systems, Inc. ("DDS") and others (without Exhibits or Schedules thereto) (filed as Exhibit 2.3 to the May 1998
                         Form 8-K, filed to report an event of May
                         5, 1998 [the "May 5, 1998 Form 8-K"] and
                         incorporated herein by reference).

          10.16 Certificate of Merger between DDS Acquisition Corporation and DDS, filed with the Secretary of State of Delaware on May 5, 1998 (filed as Exhibit 2.4 to the May 1998 Form 8-K and incorporated herein by reference).

          10.17 Agreement and Plan of Merger, dated as of March 27, 1998, among the Company, ESI Acquisition Corporation and Equidyne Systems Inc. ("ESI") (incorporated by reference to Exhibit 2 to the Company's Form 8-K for an event of March 27, 1998).

          10.18 Employment Agreement, dated as of April 30, 1998, by and between Dental Dynamic Systems, Inc. and Henry J. Rhodes (filed as Exhibit 2.8 to the May 1998 Form 8-K and incorporated herein by reference).

          10.19 Employment Agreement, dated as of May 11, 1998, by and between Equidyne Systems, Inc. and Lawrence Petersen (filed as Exhibit 2.9 to the May 1998 Form 8-K and incorporated herein by reference).

          10.20 Securities Purchase Agreement, dated as of May 5, 1998, among the Company, West End Capital LLC and the Purchaser listed therein (filed as Exhibit
                         10.1 to the May 1998 Form 8-K and incorporated herein by reference).

          10.21 Form of Warrant issued to West End Capital LLC (filed as Exhibit 10.2 to the May 1998 Form 8-K and incorporated herein by reference).

          10.22 Registration Rights Agreement, dated as of May 5, 1998, among the Company, West End Capital LLC and the Purchaser listed therein (filed as Exhibit
                         10.3 to the May 1998 Form 8-K and incorporated herein by reference).

          10.23 Stock Purchase Option Agreement, dated November 1, 1997, between the Company and Andy Rosch (without exhibits) (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the period ended October 31, 1997 and incorporated herein by reference).

          10.24 Consulting Agreement, dated February 19, 1998, between the Company and Liviakis Financial. Communications, Inc. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended January 31, 1998 and incorporated herein by reference).

          10.25          Form of Stock Purchase Agreement (filed as Exhibit
                         10.1 to the Company's Current Report on Form 8-K filed to report an event of November 26, 1997 and incorporated herein by reference).

          21.*           List of subsidiaries.

          23.1*          Consent of Ernst & Young LLP

          23.2** Consent of Thelen Reid & Priest LLP (to be included as part of Exhibit 5)

          24.            Power of Attorney (including on p.II-8)

          -------------------------------------
          *   Filed herewith.
          **  To be filed by amendment.

          ITEM 28.  UNDERTAKINGS.


             UNDERTAKINGS REQUIRED BY REGULATION S-B, ITEM 512(A).

             The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registra-tion Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration State-ment. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) to include any additional or changed material information with respect to the plan of distribution.

               (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effecti-
             ve amendment any of the securities being registered which remain unsold at the termination of the offering.

             UNDERTAKING REQUIRED BY REGULATION S-B, ITEM 512(E).

               Insofar as indemnification for liabilities arising under
             the Act may be permitted to directors, officers and con-trolling persons of the Registrant pursuant to the provi-sions of its Certificate of Incorporation, By-Laws, the DGCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

             IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF AMHERST, AND STATE OF NEW HAMPSHIRE, ON THE 9TH DAY OF JULY, 1998.

                                             AMERICAN ELECTROMEDICS CORP.


                                             BY:  /s/Thomas A. Slamecka
                                                  ------------------------
                                                     Thomas A. Slamecka
                                                     Chairman of the Board


                                  POWER OF ATTORNEY

             EACH DIRECTOR AND/OR OFFICER OF THE REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS MICHAEL T. PIENIAZEK AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW AND TO FILE WITH THE SEC, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT.

             PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOW-ING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                 TITLE                  DATE
                ---------                 -----                  ----

        /s/Thomas A. Slamecka       Chairman of the         July 9, 1998
        ---------------------       Board
        Thomas A. Slamecka


        /s/Michael T. Pieniazek     President and Chief     July 9, 1998
        -----------------------     Financial Officer
        Michael T. Pieniazek


        /s/Blake C. Davenport       Director                July 9, 1998
        ----------------------
           Blake C. Davenport


        /s/Andy Rosch               Director                July 9, 1998
        ----------------------
           Andy Rosch


        /s/Marcus R. Rowan          Director                July 9, 1998
        ----------------------
           Marcus R. Rowan


                                    Director                      , 1998
        ----------------------                              ------
           Joseph Wear

                                    EXHIBIT INDEX
                                    -------------

         Exhibit
         -------

          10.1           Commercial Lease, dated March 23, 1998,
                         by and between Mareld Company, Inc.
                         and the Company

          10.10          Amended Employment Agreement,
                         dated as of January 1, 1998,
                         between the Company and Thomas A.
                         Slamecka

          10.11          Employment Agreement, dated January
                         1, 1998, between the Company and
                         Michael T. Pieniazek

          10.14          Contract of Employment between
                         Rosch GmbH Medizintechnik and Andy
                         Rosch effective January 1, 1996

          21.            List of Subsidiaries

          23.1           Consent of Ernst & Young LLP

          24.            Power of Attorney (included on p.II-8)